UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Eterna Therapeutics Inc.

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Eterna Therapeutics Inc.

1035 Cambridge Street, Suite 18A Cambridge, Massachusetts 02141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2024 annual meeting of stockholders of Eterna Therapeutics Inc., a Delaware corporation, is scheduled to be held on October 29, 2024, at 9:00 a.m. Eastern Time for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect five nominees to the company’s board of directors.

2. To ratify the appointment of Grant Thornton LLP as the company’s independent registered public accounting firm for the 2024 fiscal year.

3. To approve, for the purpose of complying with the applicable Nasdaq listing rules, the issuance of shares of the company’s common stock (a) pursuant to a securities purchase agreement dated September 24, 2024, (b) in exchange for outstanding convertible notes, (c) in exchange for outstanding warrants to purchase shares of common stock, and (d) upon conversion of 12% senior convertible notes, as further described in the accompanying proxy statement; and

4. To consider any other business that is properly presented at the meeting and any adjournment or postponement thereof.

The record date for the meeting is [●], 2024. Stockholders owning the company’s common stock at the close of business on the record date, or their legal proxy holders, are entitled to vote at the meeting.

The meeting will be a completely virtual meeting conducted via live audio webcast. You will be able to attend the meeting by visiting virtualshareholdermeeting.com/ERNA2024.

Your vote is very important. Please vote your shares promptly to ensure the presence of a quorum at the meeting. You may vote your shares over the Internet, via a toll-free telephone number, or by completing, signing, dating and returning the proxy or voting instruction card you received. Additional instructions on how to vote your shares are in the accompanying proxy statement. Whether or not you expect to attend the meeting, please vote at your earliest convenience.

By order of our board of directors,

Cambridge, Massachusetts
[●], 2024	Sanjeev Luther Chief Executive Officer

i

ETERNA THERAPEUTICS INC.

PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On October 29, 2024

You are receiving this proxy statement because you owned shares of common stock of Eterna Therapeutics Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), as of [●], 2024, which entitles you to vote those shares at the 2024 annual meeting of stockholders to be held on October 29, 2024, at 9:00 a.m. Eastern Time. In this proxy statement, we refer to the 2024 annual meeting of stockholders and any adjournments of or postponements thereof as the “meeting” or “annual meeting.”

Our proxy materials will be first sent or given to stockholders on or about [●], 2024. We are soliciting proxies pursuant to this proxy statement for use at the annual meeting.

Our Internet website and the information contained therein or linked thereto are not incorporated by reference or otherwise made a part of this proxy statement.

INFORMATION ABOUT THE MEETING

When and where is the annual meeting?

The annual meeting will be held on October 29, 2024, at 9:00 a.m. Eastern Time. The annual meeting will be a completely virtual meeting conducted via live audio webcast. You will be able to attend the annual meeting by visiting virtualshareholdermeeting.com/ERNA2024. There will still not be a physical location for the annual meeting.

To participate in the annual meeting, you will need the 16-digit control number included on your proxy card or voting instruction form. The annual meeting will begin promptly at 9:00 a.m. Eastern Time on October 29, 2024. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 10:45 a.m. Eastern Time, and you should allow ample time to ensure your ability to access the meeting.

Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page.

The chairman of the meeting has broad authority to conduct the annual meeting in an orderly manner, including establishing rules of conduct.

Who may attend the annual meeting?

Stockholders of record as of [●], 2024 (which we refer to as the record date), or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting.

What is the purpose of the annual meeting?

Our stockholders will be asked to vote on the proposals listed below at the annual meeting. Each share of our common stock has one vote on each matter.

Proposal 1:	To elect the five nominees for directors named in this proxy statement to hold office until our 2025 annual meeting of stockholders (the “Election of Directors Proposal”).

Proposal 2:	To ratify of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (the “Auditor Ratification Proposal”);

Proposal 3:	To approve, for the purpose of complying with the applicable Nasdaq Listing Rules, the issuance of shares of our common stock (a) pursuant to a securities purchase agreement dated September 24, 2024, (b) in exchange for outstanding convertible notes, (c) in exchange for outstanding warrants to purchase shares of common stock, and (d) upon conversion of 12% senior convertible notes, as further described in this proxy statement (the “Stock Issuance Proposal”).

What are the voting recommendations of our board of directors?

Our board of directors recommends that you vote “FOR” the election of each of the director nominees named in this proxy statement and “FOR” each of the Ratification of Auditors Proposal and the Stock Issuance Proposal.

How can I vote at the annual meeting?

You may vote your shares electronically at the annual meeting by using the control number on your proxy card or voting instruction form and following the instructions at www.proxyvote.com. If you have already voted previously by telephone or Internet, there is no need to vote again at the annual meeting unless you wish to revoke and change your vote.

Can I vote by telephone or Internet?

For beneficial stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction form provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with our transfer agent, Computershare Trust Company, N.A (“Computershare”), will also be able to vote by telephone and Internet. The accompanying proxy card provides instructions on how to vote via the Internet or by telephone. Submitting a telephonic or Internet vote will not affect your right to vote at the annual meeting should you decide to attend the annual meeting. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been recorded properly.

Who may vote?

The record date for the annual meeting is [●], 2024. Holders of shares of our common stock issued and outstanding at the close of business on the record date are entitled to vote such shares at the annual meeting. There were [●] shares of our common stock issued and outstanding as of the record date, all of which are entitled to be voted at the annual meeting. Holders of our common stock are entitled to one vote per share on each matter that will be submitted to stockholders for approval at the annual meeting.

Our Series A convertible preferred stock does not have voting rights. No shares of Series A convertible preferred stock are entitled to be voted at the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If, as of the record date, your shares were registered directly in your name with our transfer agent, then you are considered a “stockholder of record.”

If, as of the record date, your shares were held in a stock brokerage account and/or registered in the name of a broker, bank or other organization, then those shares are considered to be held in “street name” and you are considered the “beneficial owner” of those shares. As the beneficial owner, you may direct the broker, bank or other organization holding your shares how to vote the shares you beneficially own. You should have received a notice with voting instructions from the broker, bank or other organization that holds those shares. Follow the instructions provided by that broker, bank or other organization to ensure that your vote is counted.

How can I access the proxy materials over the Internet?

The proxy card or voting instruction form included with the proxy materials will contain instructions on how to view the proxy materials on the Internet. Electronic copies of this proxy statement and the 2023 Annual Report are available at www.proxyvote.com.

How can I sign up for the electronic proxy delivery service?

The proxy card or voting instruction form included with the proxy materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email, when we are permitted to provide proxy materials by email under applicable SEC rules, will eliminate the cost of printing and mailing documents and will reduce the associated environmental impact. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

How do I revoke my proxy and change my vote?

You may change your vote or revoke your proxy at any time before the vote at the annual meeting. You may change your vote prior to the annual meeting by executing a valid proxy card bearing a later date and delivering it to us prior to the annual meeting at Eterna Therapeutics Inc., 1035 Cambridge Street, Suite 18A, Cambridge, MA 02141. Only your latest dated proxy we receive at or prior to the annual meeting will be counted. You may also revoke your proxy and change your vote at any time before the final vote at the annual meeting by voting again via the Internet or by telephone. Attendance at the virtual meeting will not by itself revoke a previously granted proxy. If you hold shares in street name and wish to change your vote, you must follow the directions provided by the broker, bank or other organization that holds your shares.

What if I return a proxy card but do not make specific choices?

When you properly submit your proxy, the shares it represents will be voted at the annual meeting in accordance with your directions. If the meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting as well, unless you have revoked your proxy directions. If you submit your executed proxy but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the election of each of the director nominees named in this proxy statement and “FOR” each of the Ratification of Auditors Proposal and the Stock Issuance Proposal.

If any other business is properly presented at the annual meeting for which we did not have notice before the close of business on October 5, 2024, the proxy confers discretionary voting authority to the proxy holders with respect to such business.

What are “broker non-votes”?

If you hold your shares in street name (i.e., you are a beneficial owner of shares), the broker, bank or other organization that holds your shares may vote your shares only on certain of proposals without receiving voting instructions from you. If you hold your shares in street name and you do not submit voting instructions to the broker, bank or other organization that holds your shares, whether that broker, bank or other organization may exercise its discretion to vote your shares typically depends on whether a particular proposal is considered a “routine” or “non-routine” matter under the rules of the New York Stock Exchange applicable to securities intermediaries (even though we are a Nasdaq-listed company).

If you do not provide voting instructions to the broker, bank or other organization that holds your shares, we do not expect that those shares will be voted on any proposal considered a “non-routine” matter because such broker, bank or other organization typically lacks discretionary authority to vote uninstructed shares on non-routine matters.

On the other hand, we expect the broker, bank or other organization that holds your shares will have discretionary voting authority to vote your shares on proposals considered to be “routine” matters even if that broker, bank or other organization does not receive voting instructions from you. However, certain brokers, banks or other organizations may elect not to vote shares without an instruction from the beneficial owner even if they have discretionary authority to do so.

Brokers, banks and other organizations may reach conclusions regarding their ability to vote your shares on a particular proposal that differ from our expectations expressed in this proxy statement. Accordingly, we urge you to direct the broker, bank or other organization that holds your shares how to vote your shares on all proposals to ensure that your vote is counted. We expect that brokers, banks and other organizations will vote shares as you have instructed.

A “broker non-vote” will occur if the broker, bank or other organization that holds your shares cannot vote your shares on a particular matter because it has not received instructions from you and it does not have discretionary voting authority on that matter or because the organization that holds your shares chooses not to vote on a matter for which it does have discretionary voting authority.

What proposals are expected to be considered routine or non-routine matters?

We expect the Election of Directors Proposal and the Stock Issuance Proposal to be considered non-routine matters. We expect the Ratification of Auditors Proposal to be considered a routine matter.

What constitutes a quorum?

The presence at the meeting, virtually or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the meeting will constitute a quorum, permitting the conduct of business at the annual meeting. If less than a majority of such shares of common stock is represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken, unless (i) the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed or (ii) our board of directors fixes a new record date for the annual meeting, in which cases notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity with our bylaws.

Abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining the presence of a quorum.

We entered into support agreements on September 25, 2024. As of the record date for the meeting, we believe that the stockholder parties thereto owned approximately 48% of the outstanding shares of our common stock. For more information, see “Proposal No. 3—Stock Issuance Proposal—Background—Support Agreements,” below.

How many votes are required to approve each proposal and what is the effect of abstentions and broker-non votes?

Election of Directors Proposal

If a quorum is present, the director nominees will be elected by a plurality of the votes cast. Accordingly, the five nominees who receive the most “FOR” votes will be elected. The holders of our common stock may vote “FOR” or “WITHHOLD” authority to vote for any or all of the director nominees. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of directors.

Other Proposals

With respect to the Ratification of Auditors Proposal, if a quorum is present, the proposal will be approved by our stockholders if a majority of the votes cast on such proposal are cast “FOR” the proposal.

With respect to the Stock Issuance Proposal, if a quorum is present, the proposal will be approved by our stockholders if a majority of the votes cast on such proposal are cast “FOR” the proposal.

Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on each of Ratification of Auditors Proposal and the Stock Issuance Proposal. Neither abstentions nor broker non-votes will be treated as votes cast on either of these proposals and therefore will have no effect on the outcome of these proposals. We expect the Ratification of Auditors Proposal to be considered a routine matter, and because brokers, banks and other organizations typically may vote in their discretion on routine matters, we do not expect broker non-votes on the Ratification of Auditors Proposal.

What does it mean if I receive more than one Notice of Internet Availability?

If you receive more than one Notice of Internet Availability, your shares may be registered in more than one name or held in different registered accounts. Please follow the voting instructions on each Notice of Internet Availability to ensure that all of your shares are voted.

Am I entitled to dissenters’ rights or appraisal rights?

No. Our stockholders are not entitled to dissenters’ rights or appraisal rights on any of the matters being submitted to stockholders at the annual meeting.

How can I find out the voting results?

Preliminary voting results will be announced at the meeting. Final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who tabulates the votes?

We will select an inspector of election for the meeting. Such inspector will determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and will receive, count and tabulate ballots and votes and determine the results thereof.

Who pays the cost of this proxy solicitation?

The Company is making this solicitation. We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. Our directors, officers and employees may participate in the solicitation of proxies without additional consideration. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees, and other institutional owners. Our costs for such services, if retained, will not be significant.

Will a list of stockholders entitled to vote at the meeting be available?

A list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days before the meeting during ordinary business hours at our principal place of business.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Under our bylaws, a stockholder must follow certain procedures to bring an item of business before an annual meeting of stockholders or to nominate persons for election as directors. For business to be properly brought before next year’s annual meeting by a stockholder or for a stockholder to properly nominate a person for election to our board of directors at next year’s annual meeting, the stockholder must have given timely notice thereof in writing to our corporate secretary and comply with the requirements relating to stockholder proposals and director nominations in our bylaws. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no later than [●], 2025, which date is not less than 90 or more than 120 days in advance of the anniversary of the date of the proxy statement for this year’s annual meeting. Any stockholder notice received after [●], 2025 will be considered untimely. However, if the date of next year’s annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of this year’s annual meeting, then notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day before next year’s annual meeting or the 10th day following the day on which we first make a public announcement of the date of next year’s meeting. Stockholders are advised to review our bylaws, which contain additional requirements relating to stockholder proposals and director nominations, including who may submit them and what information must be included.

In addition to satisfying the requirements of our bylaws, for stockholder nominees for directors to be considered timely for inclusion on a universal proxy card pursuant to Rule 14a-19 under the Exchange Act, stockholders must provide notice to us no later than [●], 2025, containing the information required by, and otherwise comply with the requirements of, Rule 14a-19 under the Exchange Act. However, if the date of next year’s annual meeting is changed by more than 30 days from the anniversary of this year’s annual meeting, then notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day before next year’s annual meeting or the 10th day following the day on which we first make a public announcement of the date of next year’s meeting.

In order for a stockholder proposal to be included in our proxy materials for consideration at next year’s annual meeting under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the stockholder seeking to include such proposal must comply with the applicable provisions in our bylaws and SEC rules and regulations, each as then in effect, and such proposal must be received at our principal executive offices no later than [●], 2025 (which is 120 calendar days before the date our proxy statement was released to stockholders in connection with this year’s annual meeting). If we change the date of next year’s annual meeting of stockholders by more than 30 days from the one-year anniversary of the date of this year’s annual meeting, then the deadline will be reasonable time before we begin to print and send our proxy materials for next year’s annual meeting.

Our principal executive offices are currently located at 1035 Cambridge Street, Suite 18A, Cambridge, MA 02141.

What is “householding” and how does it work?

We use an SEC-approved procedure called “householding.” This procedure potentially means extra convenience for stockholders and cost savings for companies. Under this procedure, only one copy of the Notice of Internet Availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, is sent to stockholders of record who share an address, unless we have received contrary instructions from one of those stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice of Internet availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, from the other stockholder(s) sharing your address, please direct your written request to Eterna Therapeutics Inc., Attention: Secretary, Eterna Therapeutics Inc., 1035 Cambridge Street, Suite 18A, Cambridge, Massachusetts 02141 or contact us by phone at (212) 582-1199. We undertake to deliver promptly, upon any such oral or written request, a separate copy of the Notice of Internet Availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, to a stockholder at a shared address to which a single copy of these documents was delivered. Similarly, if stockholders sharing the same address are receiving multiple copies of the Notice of Internet Availability, or if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, and such stockholders would like a single copy to be delivered to them in the future, such stockholders may make such a request by contacting us by the means described above.

If you wish to update your participation in householding and you are a beneficial owner who holds shares in “street name” with a broker, bank or other nominee, you may contact your broker, bank, or other nominee or our mailing agent, Broadridge Investor Communications Solutions, at 1-866-540-7095.

DIRECTORS & EXECUTIVE OFFICERS

Directors & Executive Officers

The names of our current directors, each of whom is also a nominee for election to our board of directors, and executive officers and their respective ages (as of September 20, 2024), positions, biographies and, in the case of directors, their qualifications to serve as directors, are set forth in the table below and the paragraphs below the table.

Name	Age	Position
Sanjeev Luther	63	President and Chief Executive Officer and Director
Dorothy Clarke	59	General Counsel and Director
Sandra Gurrola	57	Senior Vice President, Finance
James Bristol	77	Chairman of the Board
Peter Cicala	63	Director
William Wexler	65	Director

Sanjeev Luther has served as President, Chief Executive Officer and as a member of our board of directors since January 1, 2024. Prior to that, Mr. Luther served as President, Chief Executive Officer and a board member of Cornerstone Pharmaceuticals from November 2017 to December 2023 and as its Chief Operations Officer and Chief Business Officer from December 2014 to November 2017. Prior to that, Mr. Luther served in various leadership roles at Bristol-Myers Squibb, Novartis, Bausch and Lomb and GE Healthcare. Mr. Luther holds an MBA in Marketing and a B.S. in Marketing and Business Administration from the State University of New York at Buffalo.

Mr. Luther’s qualifications to serve on our board of directors include his expertise in the healthcare industry, his business training and education, and his extensive experience managing life science companies.

Dorothy Clarke has served as our General Counsel since January 1, 2024 and as a member of our board of directors since August 28, 2023. From April 2002 until November 2022, Ms. Clarke worked at Johnson & Johnson (“J&J”), serving in various roles, including in the law department as a regulatory attorney for pharmaceutical, medical device and consumer businesses, a vice president of law and vice president of regulatory affairs in the medical devices sector, the chief privacy officer of J&J, and a vice president of health care compliance for medical devices and for research and development functions. From November 2023 until February 2024, Ms. Clarke also served as a board member of Comera Life Sciences. Ms. Clarke received a B.A. in history from Wesleyan University and a J.D. from the New York University School of Law.

Ms. Clarke’s qualifications to serve on our board of directors include her expertise in the healthcare industry, risk management, regulatory affairs and compliance.

Sandra Gurrola has served as our Senior Vice President of Finance since May 2023 and as our Vice President of Finance from June 2021 until May 2023. Prior to that, she served as the Senior Vice President of eGames.com Holdings, LLC from March 2021 to June 2021 and as a consultant to us. Ms. Gurrola served as Senior Vice President of Finance to NTN Buzztime, Inc. from September 2019 to March 2021 and its Vice President of Finance from 2014 until 2019. From 2009 to 2014, Ms. Gurrola served NTN Buzztime, Inc. in various leadership accounting roles, including Controller, Director of Accounting, and Director of Financial Reporting and Compliance. Previously, she was a senior manager of financial reporting for Metabasis Therapeutics, Inc., a biotechnology company. Ms. Gurrola received a B.A. in English from San Diego State University.

James Bristol has served as a member of our board of directors since October 2023. Dr. Bristol worked for 32 years in drug discovery, research and preclinical development at Schering-Plough Corporation, Parke-Davis, and Pfizer Inc. (“Pfizer”), serving in various senior research and development roles. From 2003 until his retirement in 2007, Dr. Bristol served as Senior Vice President of Worldwide Drug Discovery Research at Pfizer Global Research & Development, where he oversaw 3,000 scientists at seven Pfizer sites as they produced an industry leading number of drug development candidates in 11 therapeutic areas. In 2009, Dr. Bristol joined Frazier Healthcare Partners as a Senior Advisor. Since August 2007, Dr. Bristol has served as a member of the board of directors of Deciphera Pharmaceuticals, and since 2018 he has served as a member of the board of directors of Erasca, Inc., both of which are publicly traded life science companies. Dr. Bristol also served on the board of directors of Ignyta from 2014 until its acquisition by Roche in 2018, and served on the board of directors of SUDO Biosciences, Inc. from June 2021 until December 2023, and of Cadent Therapeutics, Inc. from 2011 until 2020. Dr. Bristol is the author of over 100 publications, abstracts and patents, and he conducted postdoctoral research at the University of Michigan (NIH Postdoctoral Fellow) and at The Squibb Institute for Medical Research. Dr. Bristol holds a Ph.D. in organic chemistry from the University of New Hampshire and a B.S. in Chemistry from Bates College.

Dr. Bristol’s qualifications to serve on our board of directors include his vast experience in the biopharmaceutical industry, including in management and as a director, as well as his expertise in drug discovery and development.

Peter Cicala has served as a member of our board of directors since February 2024. Mr. Cicala currently serves as General Counsel for a private biotechnology company, where he has been since March of 2021. In November of 2019, he co-founded Pretzel Therapeutics, Inc., a biotechnology company, and still serves as an executive advisor. From March 2020 until March 2021, Mr. Cicala served as Chief Intellectual Property Counsel for Intercept Pharmaceuticals, Inc. and from March 2014 until November 2019, he served as Chief Patent Counsel for Celgene Corporation, both publicly traded biopharmaceutical companies. Mr. Cicala has practiced law for over 25 years, and also has over 10 years of experience as a medicinal chemist. He received his B.S. in chemistry from Fairleigh Dickinson University and a J.D. from Seton Hall University School of Law.

Mr. Cicala’s qualifications to serve on our board of directors include his expertise in pharmaceutical and biotechnology intellectual property law and in strategic management of proprietary technology and products.

William Wexler has served as a member of our board of directors since June 2022. Prior to joining our board of directors, Mr. Wexler worked on over 150 individual projects, serving in various capacities including as Chairman, Chief Executive Officer, Chief Restructuring Officer and other designated roles of senior responsibility. Mr. Wexler has served as the Managing Member of WEXLER Consulting LLC, a management consulting firm, since 2012. From 2012 to 2019, he served in various roles, including as Chairman of the Board, interim Chief Executive Officer, Chief Executive Officer and sole director and stockholder representative of Upstate New York Power Products, Inc., a holding company that owned and operated power plants throughout upstate New York. From 2012 to 2013, Mr. Wexler served as Chief Restructuring Officer of VMR Electronics, LLC, a manufacturer of cable assembly products for the electronics interconnect industry. Prior to that, he served as a Managing Director and national finance practice lead at BBK, Ltd., a turn-around advisory firm, from 2006 to 2011. Mr. Wexler served as group Managing Director of corporate restructuring at Huron Consulting Group, LLC from 2002 to 2005. Previously, he was a Managing Director at Berenson Minella & Co., a boutique investment-banking firm, from 2000 to 2002. Between 1986 and 2000 he served as a Senior Director at BNP Paribas, where he established and led Paribas Properties, Inc., a real estate investment arm of the bank, and also where he was a lead officer of the then newly created U.S. asset workout group. Mr. Wexler started his professional career in 1981 in commercial lease brokerage, asset management and investment sales at Jones Lang Wootton (now Jones Lang LaSalle) where he worked until 1986. He earned a B.A. in Political Science from Johns Hopkins University.

Mr. Wexler’s qualifications to serve on our board of directors include his experience in investment and senior management roles, as well as his business training and education.

Family Relationships

There are no family relationships between any of our officers or directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers is involved in any legal proceeding that requires disclosure under Item 401(f) of Regulation S-K.

CORPORATE GOVERNANCE

Overall Role of the Board. Our common stock is listed on the Nasdaq Capital Market under the symbol “ERNA.” In accordance with our bylaws and the Delaware General Corporation Law, our business and affairs are managed under the direction of our board of directors. Directors are kept informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of our board of directors and its committees.

Our board of directors has adopted Corporate Governance Guidelines that contain general principles regarding the responsibilities and function of our board of directors and of its committees. See “—Corporate Governance Guidelines,” below.

Board Leadership Structure. Our board of directors believes it is appropriate to separate the roles of the chairman of our board of directors and the chief executive officer. The chairman of our board of directors is charged with acting as a liaison between our board of directors and our management team, including oversight of management’s implementation of the strategies and directives of our board of directors. Our chief executive officer is responsible for providing general supervision of our affairs and general control of all of our business subject to the ultimate authority of our board of directors.

Risk Oversight. One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee is responsible for periodically evaluating our company’s corporate governance policies and systems.

Diversity and Inclusion. Although we do not have a formal diversity policy, our nominating and corporate governance committee, in accordance with its policies and procedures for director candidates, seeks to identify candidates who will enhance the overall diversity of our board of directors.

Board Diversity Matrix as of September 20, 2024

Total number of directors	5
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	—	—
Part II: Demographic Background
African-American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	3	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did not disclose demographic background	—	—	—	—

Corporate Governance Guidelines. Our board of directors strongly supports effective corporate governance and has developed and followed a program of strong corporate governance. Our nominating and corporate governance committee is responsible for overseeing our governance guidelines and reporting and making recommendations to our board of directors concerning corporate governance matters. A copy of our corporate governance guidelines is available under the “Governance” tab of the “Investor Relations” section of our website located at www.eternatx.com. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement.

Director Independence. Our board of directors undertook a review of the independence of each director. Based on information provided by each director concerning his background, employment, and affiliations, our board of directors determined that our board of directors meets independence standards under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. Our board of directors has affirmatively determined that all of our current directors are “independent” as defined in the listing standards of Nasdaq, other than Mr. Luther and Ms. Clark, each of whom also an employee. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Corporate Governance—Certain Relationships and Related Party Transactions” of this proxy statement.

Code of Ethics. Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. A copy of our Code of Business Conduct and Ethics is available under the “Governance” tab of the “Investor Relations” section of our website located at www.eternatx.com. We intend to disclose any changes in our Code of Business Conduct and Ethics or waivers from it that apply to our principal executive officer, principal financial officer, or principal accounting officer by posting such information on the same website or by filing with the SEC a Current Report on Form 8-K, in each case if such disclosure is required by SEC or Nasdaq rules. The information on our website is not intended to form a part of or be incorporated by reference into this Proxy Statement.

Board Committees. Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each committee reports to our board of directors as it deems appropriate and as our board may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

The table below provides current members of each of the standing committees of our board of directors.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James Bristol	M	M	C
Peter Cicala	M	M	M
Willaim Wexler	C	C	M
C=Chair; M=Member

Each member of our audit committee meets the requirements for independence of audit committee members under applicable Nasdaq and SEC rules, including Rule 10A-3 promulgated under the Exchange Act, and meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Mr. Wexler qualifies as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Each member of our compensation committee is independent, as defined under the Nasdaq listing rules, including Nasdaq’s additional independence standards for compensation committee members. Each member of our compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).

Each member of our nominating and corporate governance committee is independent as defined under the Nasdaq listing rules.

Audit Committee. We have a standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our audit committee is responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
●	discussing with our independent registered public accounting firm their independence from management;
●	reviewing, with our independent registered public accounting firm, the scope and results of their audit;
●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
●	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
●	reviewing our policies on risk assessment and risk management;
●	reviewing related person transactions; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee. Our compensation committee is responsible for, among other things:

●	reviewing and approving the corporate goals and objectives, evaluating the performance and reviewing and approving the compensation of our executive officers;
●	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;
●	reviewing and approving all employment agreement and severance arrangements for our executive officers;
●	making recommendations to our board of directors regarding the compensation of our directors; and
●	retaining and overseeing any compensation consultants.

Our compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members, when our compensation committee deems it appropriate to do so in order to carry out its responsibilities. In carrying out its responsibilities, our compensation committee is entitled to rely upon the advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom our compensation committee may consult.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is responsible for, among other things:

●	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;
●	overseeing succession planning for our executive officers;
●	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;
●	overseeing periodic evaluations of the effectiveness of our board of directors and its committees; and
●	developing and recommending to our board of directors a set of corporate governance guidelines.

Committee Charters. Our board of directors has adopted a written committee charter for each of its standing committees. Our board of directors has also adopted written corporate governance guidelines. The charters of each standing committee of our board of directors and the corporate governance guidelines are available under the “Governance” tab of the “Investor Relations” section of our website located at www.eternatx.com. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement.

Board and Committee Meetings; Meeting Attendance. Our board of directors and its committees meet regularly during the year, and they hold special meetings and act by unanimous written consent as circumstances require. Independent directors meet at regularly scheduled executive sessions without management present. During 2023, our board of directors held 17 meetings, our audit committee held five meetings; our compensation committee held three meetings; and our nominating and corporate governance committee did not hold any meetings but took action by written consent three times. During 2023, each director attended at least 75% of the aggregate of the total number of board meetings and the total number of meetings held by all committees of our board of directors on which he or she served.

Although we do not have a formal policy with respect to the attendance of directors at our annual stockholder meetings, we encourage all of our directors to attend our annual stockholder meetings.

Director Nominations. Our nominating and corporate governance committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chief executive officer, other executive officers, third-party search firms, or any other source it deems appropriate, including stockholders. Our nominating and corporate governance committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate. In identifying and evaluating proposed director candidates, our nominating and corporate governance committee considers, in addition to the minimum qualifications and other criteria for board membership, all facts and circumstances that it deems appropriate or advisable, including, among other things:

●	the skills of the proposed director candidate;
●	his or her depth and breadth of business experience;
●	whether the nominee would help achieve a mix that represents a diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation or other background characteristics;
●	his or her independence; and
●	the needs of our board of directors.

Our nominating and corporate governance committee will consider candidates recommended by our stockholders holding at least three percent of our common stock continuously for at least 24 months prior to the date of the submission of the recommendation in the same manner as candidates recommended from other sources.

Although we have not adopted a formal policy regarding the consideration of director nominees recommended by our stockholders, our board of directors believes that the procedures set forth in our bylaws are currently sufficient and that the establishment of a formal policy is not necessary. Without limiting the requirements contained in our bylaws, the recommendation must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class and number of shares of our capital stock that are owned beneficially or of record by the person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) and (E) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on our books, (B) the class and number of shares of our capital stock that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made and (C) any material interest of the stockholder in such nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

While we do not have a formal diversity policy with respect to the composition of our board of directors, our board believes it is important for our board to have diversity of knowledge base, professional experience and skills, and our corporate governance and nominating committee takes these qualities into account when considering director nominees for recommendation to our board. We believe diversity of perspectives and experience enhances our effectiveness. Given our commitment to diversity and related considerations in our appointment, hiring, and promotion practices, we have not adopted a formal diversity policy or specific diversity targets for determining board membership or executive appointments. However, our board remains committed to monitoring best practices and corporate governance developments in this area.

Management Succession. As reflected in the charter of our nominating and corporate governance committee, one of primary responsibilities of our board of directors includes planning for CEO succession and monitoring and advising on management’s succession planning for our other key officers, with the goal of establishing an effective succession plan. Our nominating and corporate governance committee and board of directors have not yet established a formal succession plan for our CEO, but our board routinely discusses management succession during the course of its meetings, including during sessions held by our non-management directors, and our nominating and corporate governance committee has identified individuals who would be able to undertake the CEO’s duties on an interim basis if necessary.

Communicating with us and our board of directors. All interested parties, including stockholders, may communicate with us or our board of directors by writing to Eterna Therapeutics Inc., Attention: Secretary, 1035 Cambridge Street, Suite 18A, Cambridge, Massachusetts 02141, or by e-mail to Sandra.Gurrola@eternatx.com. Interested parties may also communicate with our board of directors by calling (212) 582-1199. This centralized process assists our board of directors in reviewing and responding to communications in an appropriate manner. If an interested party would like the letter to be forwarded directly to the chairman of our board, the members of the standing committees of our board, they should so indicate. If no specific direction is indicated, our corporate secretary will review the written communication and forward it to the appropriate board member(s).

Hedging Policy. Under our insider trading policy, none of our or our subsidiaries’ directors, officers, employees, family members of such persons, or trusts, corporations or other entities controlled by such persons may engage in any hedging transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our equity securities. For purposes of our insider trading policy, the term “family members” includes, with respect to our directors, officers and employees, their spouses, their minor children, adult family members who reside with them (including adult children away at school), anyone else who shares the same household with them and any immediate family members and family members who do not share the same household with them but whose transactions in our securities are directed by them or are subject to their influence or control.

Certain Relationships and Related Party Transactions

Except as set forth below and as described in the Stock Issuance Proposal, since January 1, 2022, there has not been nor are there currently proposed any transactions or series of similar transactions to which we were or are to be a party in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any director, executive officer, holder of more than 5% of the common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Agreements with Factor Bioscience Inc. and Affiliates

The Company has or had the agreements described below with Factor Bioscience Inc. and/or Dr. Matthew Angel. These agreements have been deemed related party transactions because the Company’s former chief executive officer, Dr. Angel, is the chairman and chief executive officer of Factor Bioscience Inc. and a director of its subsidiary, Factor Bioscience Limited (“Factor Limited” and together with Factor Bioscience Inc. and its other affiliates, “Factor Bioscience”). Dr. Angel resigned as the Company’s chief executive officer effective December 31, 2023.

In September 2022, the Company entered into a Master Services Agreement (the “MSA”) with Factor Bioscience, pursuant to which Factor Bioscience agreed to provide services to the Company as agreed between the Company and Factor Bioscience and as set forth in one or more work orders under the MSA, including the first work order included in the MSA (“WO1”). The MSA contains customary confidentiality provisions and representations and warranties of the parties, and the MSA may be terminated by either party upon 30 days’ prior notice, subject to any superseding termination provisions contained in a particular work order.

Under WO1, Factor Bioscience agreed to provide the Company with mRNA cell engineering research support services, including access to certain facilities, equipment, materials and training, and the Company agreed to pay Factor Bioscience an initial fee of $5.0 million, payable in 12 equal monthly installments of approximately $0.4 million. Of the $5.0 million, the Company allocated $3.5 million to the License Fee Obligation (as defined below). Following the initial 12-month period, the Company agreed to continue paying Factor Bioscience the monthly fee of $0.4 million until such time as WO1 is terminated. Upon entering into the MSA, the Company paid a deposit of $0.4 million, which will be applied to the last month of WO1. Under the terms of an amendment to WO1, the Company may terminate WO1 on or after the second anniversary of the date of the MSA, subject to providing Factor Bioscience with 75 days’ prior notice if such notice is provided no later than June 30, 2024. On June 26, 2024, the Company provided Factor Bioscience with its notice to terminate WO1, which will be effective on September 9, 2024.

In connection with entering into the MSA, Factor Limited entered into a waiver agreement with Eterna LLC, pursuant to which Factor Limited agreed to waive payment of $3.5 million otherwise payable to it (the “License Fee Obligation”) in October 2022 by Eterna LLC under the exclusive license agreement entered into in April 2021 by and among Eterna LLC, Novellus Limited and Factor Limited (the “Original Factor License Agreement”). Under the terms of the waiver agreement, the License Fee Obligation is waived conditionally on the Company paying Factor Bioscience a minimum of $3.5 million due under the MSA.

Because the License Fee Obligation was conditionally waived until the Company paid Factor Bioscience a minimum of $3.5 million under the MSA, the Company recorded a liability of $3.5 million. As of December 31, 2023, there was approximately $1.2 million of the unamortized License Fee Obligation remaining, which is recorded on the accompanying consolidated balance sheet in the “due to related party, current” line item.

In September 2022, Novellus Inc. (“Novellus”) and the Company entered into a Second Amendment to the Limited Waiver and Assignment Agreement (the “Waiver and Assignment Agreement”) with Drs. Matthew Angel and Christopher Rohde (the “Founders”) whereby the Company agreed to be responsible for all future, reasonable and substantiated legal fees, costs, settlements and judgments incurred by the Founders, the Company or Novellus. for certain claims and actions and any pending or future litigation brought against the Founders, Novellus and/or the Company by or on behalf of the Westman and Sowyrda legal matters described in Note 13 (the “Covered Claims”). The Founders will continue to be solely responsible for any payments made to satisfy a judgement or settlement of any pending or future wage act claims. Under the Waiver and Assignment Agreement, the Founders agreed that they are not entitled to, and waived any right to, indemnification or advancement of past, present or future legal fees, costs, judgments, settlement or other liabilities they may have been entitled to receive from the Company or Novellus in respect of the Covered Claims. The Company and the Founders will share in any recoveries up to the point at which the parties have been fully compensated for legal fees, costs and expenses incurred, with the Company retaining any excess recoveries. The Company has the sole authority to direct and control the prosecution, defense and settlement of the Covered Claims.

In November 2022, following the expiration of one of the milestone deadlines for certain regulatory filings required under the Third Amended and Restated Exclusive License Agreement between Novellus Limited and Factor Limited entered into in November 2020 (the “Novellus-Factor License Agreement”), which permitted Factor Limited to terminate the license granted to Novellus Limited thereunder, the Company entered into the first amendment to the Original Factor License Agreement (as amended, the “2021 Factor License Agreement”), pursuant to which, among other things, Factor Limited granted to Eterna LLC an exclusive, sublicensable license under certain patents owned by Factor Limited (the “Factor Patents”) for the purpose of identifying and pursuing certain opportunities to grant to third parties sublicenses to the Factor Patents. The Original Factor License Agreement also (i) terminated the Novellus-Factor License Agreement, (ii) confirmed Factor Limited’s grant to Eterna LLC of the rights and licenses Novellus Limited previously granted to Eterna LLC under the Novellus-Factor License Agreement on the same terms and conditions as granted by Novellus Limited to Eterna LLC under such agreement, (iii) confirmed that the sublicense granted by Novellus Limited in accordance with the Novellus-Factor License Agreement to NoveCite, Inc., a company which the Company has a 25% non-controlling interest (“NoveCite”), survived termination of the Novellus-Factor License Agreement; and (iv) removed Novellus Limited from the Original Factor License Agreement and the license agreement entered into on October 6, 2020 between Novellus Limited and NoveCite, Inc, as amended, and replaced Novellus Limited with Factor Limited as the direct licensor to Eterna LLC and NoveCite under such agreements, respectively.

On February 20, 2023, the Company, entered into an exclusive license agreement (the “Feb 2023 Factor Exclusive License Agreement”) with Factor Limited, pursuant to which Factor Limited granted to the Company an exclusive, sublicensable, worldwide license under certain patents owned by Factor Limited for the purpose of, among other things, identifying and pursuing certain opportunities to develop products in respect of such patents and to otherwise grant to third parties sublicenses to such patents. The Feb 2023 Factor Exclusive License Agreement, which terminated and superseded the Amended Factor License Agreement, was subsequently terminated and superseded by the A&R Factor License Agreement (as defined below).

On November 14, 2023, the Company entered into an amended and restated exclusive license agreement (the “A&R Factor License Agreement”) with Factor Limited to replace in its entirety the exclusive license agreement between the parties dated February 20, 2023 and the amendment thereto. Under the terms of the A&R Factor License Agreement, Factor Limited granted to the Company an exclusive, sublicensable license under certain patents owned by Factor Limited (the “Factor Patents”). The A&R Factor License Agreement also provides for, among other things, the expansion of the Company’s license rights to include (i) the field of use of the Factor Patents to include veterinary uses (ii) know-how that is necessary or reasonably useful to practice to the licensed patents, (iii) the ability to sublicense through multiple tiers (as opposed to only permitting a direct sublicense) and (iv) the transfer of technology to the Company, subject to the use restrictions in the A&R Factor License Agreement. The term of the A&R Factor License Agreement expires on November 22, 2027, but will be automatically extended for an additional five years (such period, the “Renewal Term”) if the Company pays at least $6.0 million to Factor Limited from fees from sublicenses to the Factor Patents (“Sublicense Fees”), other cash on hand or a combination of both sources of funds. The Company will pay to Factor Limited 20% of any Sublicense Fee received by the Company during the term of the A&R Factor License Agreement. Beginning in September 2024, the Company will also begin paying Factor Limited a monthly maintenance fee of approximately $0.4 million until the expiration of the A&R Factor License Agreement, including any Renewal Term. The Company may terminate the A&R Factor License Agreement upon 120 days’ written notice to Factor Limited, and both parties have additional customary termination rights. Under the A&R Factor License Agreement, the Company is obligated to pay the expenses incurred by Factor Limited in preparing, filing, prosecuting and maintaining the Factor Patents and the Company agreed to bear all costs and expenses associated with enforcing and defending the Factor Patents in any action or proceeding arising from pursuit of sublicensing opportunities under the license granted under the A&R Factor License Agreement.

On September 24, 2024, the Company entered into an Exclusive License and Collaboration Agreement (“the L&C Agreement”) effective as of September 9, 2024, with Factor Limited, which terminated and superseded the A&R Factor License Agreement in its entirety. Under the L&C Agreement, the Company has obtained an exclusive license in the fields of cancer, autoimmune disorders, and rare diseases with respect to certain licensed technology and has the right to develop the licensed technology directly or enter into co-development agreements with partners who can help bring such technology to market. The L&C Agreement also provides for certain services and materials to be provided by Factor to facilitate the development of the licensed technology and to enable the Company to scale up production at third party facilities.

The initial term of the L&C Agreement is one year after the effective date, and it automatically renews yearly thereafter. The Company may terminate the L&C Agreement for any reason upon 90 days’ written notice to Factor Limited, and the parties otherwise have customary termination rights, including in connection with certain uncured material breaches and specified bankruptcy events.

Pursuant to the L&C Agreement, the Company will pay Factor Limited approximately $0.2 million per month for the first twelve months, $50,000 per month for the first nine months toward patent costs, certain milestone payments, royalty payments on net sales of commercialized products and sublicensing fee payments.

Exacis Asset Acquisition

On April 26, 2023, the Company entered into an asset purchase agreement (the “Exacis Purchase Agreement”), with Dilos Bio (fka Exacis Biotherapeutics Inc. (“Exacis”)), the stockholders party thereto and, with respect to specified provisions therein, Factor Limited (the “Exacis Acquisition”). Pursuant to the Exacis Purchase Agreement, the Company acquired from Exacis substantially all of Exacis’ intellectual property assets (the “Exacis Assets”), including all of Exacis’ right, title and interest in and to an exclusive license agreement by and between Exacis and Factor Limited (the “Purchased License”). The Company assumed none of Exacis’ liabilities, other than liabilities under the Purchased License that accrue subsequent to the closing date. As a result of the L&C Agreement with Factor Limited, effective September 9, 2023, the Purchased License was terminated.

The Exacis Acquisition was deemed a related party transaction because Dr. Gregory Fiore, who was the chief executive officer of Exacis at the time of the Exacis Acquisition, was also a member of the Company’s board of directors at the time of the Exacis Acquisition. Additionally, Dr. Angel, who was the Company’s chief executive officer at the time of the Exacis Acquisition, was chairman of Exacis’ scientific advisory board, and an affiliate of Factor Bioscience was the majority stockholder of Exacis at the time of the Exacis Acquisition.

In October 2022, the Company entered into an Option Agreement on October 8, 2022 with Exacis (the “Exacis Option Agreement”), pursuant to which Exacis granted the Company the option to negotiate and enter into an exclusive worldwide license to certain of the technology licensed by Exacis for the treatment of cancer in humans. The Exacis Option Agreement provided for the Company paying Exacis a fee of $250,000 for the option, which would be creditable against the fees or purchase price payable under any such license if entered into by the Company in accordance with Exacis Option Agreement. The Company did not exercise the option, and the Exacis Option Agreement terminated on December 31, 2022.

Consulting Agreement with Former Director

In May 2023, the Company entered into a consulting agreement with Dr. Fiore, whereby Dr. Fiore agreed to provide business development consulting services to the Company for a monthly retainer of $20,000. The consulting agreement was terminable for any reason by either party upon 15 days’ written notice. The Company terminated the consulting agreement, effective July 31, 2023. Dr. Fiore served on the Company’s board of directors from June 2022 to October 4, 2023.

July 2023 and December 2023 Financings

Investors in the July 2023 convertible note financing included Brant Binder, Richard Wagner, Charles Cherington and Nicholas Singer, and investors in the December 2023 convertible note financing included Messrs. Cherington and Singer. Each of them participated in the applicable financing under the same terms and subject to the same conditions as all the other investors. See Note 6 for additional information regarding the financings. Mr. Binder served on the Company’s board of directors from July 6, 2023 to August 8, 2023, Mr. Wagner served on the Company’s board of directors from July 6, 2023 to August 8, 2023, Mr. Cherington served on the Company’s board of directors from March 2021 to July 6, 2023, and Mr. Singer served on our board of directors from March 25, 2021 to April 16, 2021 and from June 2022 to July 6, 2023.

Q4 2022 PIPE

In November 2022, the Company entered into a securities purchase agreement with certain investors providing for the issuance of approximately of 2,185,000 units, each unit consisting of (i) one share of the Company’s common stock and (ii) two warrants to purchase shares of the Company’s common stock, at a purchase price of $3.53 per unit. The financing closed in December 2022. Messrs. Cherington and Singer invested in the financing on the same terms and subject to the same conditions as all other investors in the financing. Mr. Cherington served on the Company’s board of directors from March 2021 to July 6, 2023, and Mr. Singer served on our board of directors from March 25, 2021 to April 16, 2021 and from June 2022 to July 6, 2023.

Related Party Transaction Policy

Our audit committee is responsible for the review, approval, or ratification of any potential conflict of interest transaction involving any of our directors or executive officers, director nominees, any person known by us to be the beneficial owner of more than 5% of our outstanding capital stock, or any family member of or related party to such persons, including any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC.

In reviewing any such proposed transaction, our audit committee is tasked with considering all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

Under our policy, employees are required to report any material transaction or relationship that could result in a conflict of interest to our compliance officer.

All transactions disclosed above were approved by our audit committee in accordance with our related party transaction policy.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and should not be deemed filed with the SEC nor shall this information be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a filing.

Our audit committee consists of Chair, William Wexler, and members, James Bristol and Peter Cicala. Our board of directors has determined that each audit committee member is “independent,” as independence for audit committee members is defined in the applicable Nasdaq listing standards and rules of the SEC. Our board also determined that all members of the audit committee are financially literate, and Mr. Wexler has been designated as an audit committee financial expert, as such term is defined in Item 407 of Regulation S-K. Although designated as audit committee financial expert, the audit committee chair and members are not accountants for the Company nor, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose.

The role of the audit committee is to (a) oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements; (b) oversee the Company’s compliance with legal and regulatory requirements; (c) oversee the performance of the Company’s internal audit function; (d) take, or recommend that our board take, appropriate action to oversee the qualifications, independence and performance of the Company’s independent registered public accounting firm; and (e) prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Our audit committee influences the overall tone for quality financial reporting, sound internal controls, and ethical behavior. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, for the appropriateness of the accounting and reporting policies that are used by the Company, and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, and for reviewing the Company’s interim consolidated financial statements.

The independent registered public accounting firm reports directly to our audit committee. Our audit committee has the sole authority and responsibility to recommend to our board the nomination of the independent registered public accounting firm for approval by the stockholders on an annual basis. Our audit committee is directly responsible for the appointment, retention, termination, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In 2023, our audit committee met and held discussions with management and Grant Thornton, the Company’s independent registered public accounting firm. Our audit committee discussed with management and Grant Thornton the Company’s audited consolidated financial statements and policies and procedures designed to reduce the likelihood of events of non-compliance with rules and regulations, including discussions of the quality, not just the acceptability, of accounting policies and principles, significant judgments and estimates, system of internal control over financial reporting, and clarity of disclosures, including items reported as Critical Auditing Matters in the report of the independent registered public accounting firm. Our audit committee reviewed the annual plan and scope of work to be performed by Grant Thornton, and met outside of the presence of management with Grant Thornton to discuss their respective audit results, any material weakness or significant deficiencies noted as a result of the audit, and the overall quality of the Company’s financial reporting. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, our audit committee discussed with Grant Thornton those matters required to be discussed pursuant to PCAOB Auditing Standard 1301, “Communications with Audit Committees,” and the rules of the SEC, and reviewed a letter from Grant Thornton disclosing such matters.

Our audit committee also discussed with Grant Thornton the firm’s independence from the Company and its management team and reviewed the written disclosures and letter from Grant Thornton pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with our audit committee concerning independence, and considered the compatibility of non-audit services, if any, with Grant Thornton’s independence.

Based upon the reports and discussions described above, our audit committee, in accordance with its responsibilities, recommended to our board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

AUDIT COMMITTEE

William Wexler (Chair)

James Bristol

Peter Cicala

STOCK OWNERSHIP

The following table sets forth information known to us regarding beneficial ownership of common stock as of September 20, 2024 (the “Measurement Date”) by:

●	each person known by us to be the beneficial owner of more than 5% of outstanding common stock;

●	each of our named executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days after the Measurement Date. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options, warrants and restricted stock units held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of the Measurement Date, assuming that the liquidity event vesting conditions had been satisfied as of such date. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of our common stock is based on 5,410,588 shares of our common stock outstanding as of the Measurement Date.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by him.

Unless otherwise noted, the business address of each of these stockholders is c/o Eterna Therapeutics, Inc., 1035 Cambridge Street, Suite 18A, Cambridge, MA 02141.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned	Series A Convertible Preferred Stock Beneficially Owned	Percentage of Series A Convertible Preferred Stock Beneficially Owned	Percentage of Total Voting Power
Greater than 5% Stockholders:
Charles Cherington(1)^	1,212,752	19.99%	71,306	45.7%	19.99%
George Denny(2)^	1,237,529	19.99%	71,306	45.7%	19.99%
Freebird Partners LP(3)^	1,283,683	19.99%	—	—	19.99%
Nicholas J. Singer(4)^	600,480	9.99%	—	—	9.99%
IAF, LLC(5)^	576,899	9.99%	—	—	9.99%
John Halpern(6)^	550,282	9.99%	—	—	9.99%
Named Executive Officers and Directors:
Matthew Angel	174,482	3.22%	—	—	3.22%
Sandra Gurrola(7)	6,273	*	—	—	*
Andrew Jackson	—	—	—	—	—
James Bristol	—	—	—	—	—
Dorothy Clarke(8)	46,812	*	—	—	*
Peter Cicala	—	—	—	—	—
Sanjeev Luther	—	—	—	—	—
William Wexler(8)	15,895	*	—	—	*
AlAll current directors and executive officers as a group (6 persons)(9)	68,980	4.49%	—	—	4.49%

*	Less than 1%

^	The securities beneficially owned by this stockholder include warrants and convertible notes that include a 9.99% or 19.99% blocker. The number of common shares beneficially owned, the percentage of common shares beneficially owned and the percentage of total voting power shown in the table gives effect to such blocker. Pursuant to the terms of the warrants and convertible notes, the number of shares of common stock that may be acquired by the holder thereof upon exercise of the warrants and/or conversion of the convertible notes is limited, to the extent necessary, to ensure that following such exercise and/or conversion, the number of shares of common stock then beneficially owned by the holder and any other persons or entities whose beneficial ownership of common stock would be attributed to the holder for purposes of Section 13(d) of the Exchange Act does not exceed 9.99% or 19.99%, as the case may be, of the total number of shares of our common stock then outstanding. Upon delivery of a written notice to us, the holder may from time to time increase (with such increase not effective until the 61st day after delivery of such notice) or decrease the blocker to any other percentage not in excess of 9.99%.

(1)	The number of common shares beneficially owned consists of (i) 556,465 shares of common stock, (ii) 8,587 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock (assuming a conversion rate of 8.3038 per share) and (iii) 647,700 shares of common stock issuable upon exercise of warrants and/or the conversion of convertible notes. Mr. Cherington’s address is c/o Ara Partners, LLC, 200 Berkeley Street, 26th Floor, Boston, MA, 02116.

(2)

Denny Family Partners II, LLC owns 50,453 shares of common stock and the George Denny III Trust dated 6/11/1981 owns 406,785 shares of common stock. Mr. Denny disclaims beneficial ownership of the shares held by Denny Family Partners II, LLC except to the extent of his pecuniary interest therein. Mr. Denny has sole voting and dispositive power over 204 shares of common stock and has shared voting and dispositive power over 460,209 shares of common stock. Mr. Denny’s address is PO Box 423, Poland, ME 04274. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Mr. Denny with the SEC on March 6, 2023.

The number of common shares beneficially owned consists of (i) 457,442 shares of common stock, (ii) 8,587 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock (assuming a conversion rate of 8.3038 per share) and (iii) 771,500 shares of common stock issuable upon exercise of warrants and/or the conversion of convertible notes.

(3)	The number of common shares beneficially owned consists of (i) 272,583 shares of common stock and (ii) 1,011,100 shares of common stock issuable upon exercise of warrants and/or the conversion of convertible notes. Curtis Huff is the sole member of Freebird Partners, LP. Freebird Partners, LP’s address is 2800 Post Oak Blvd, Suite 2000, Houston, TX 77056.

(4)	The number of common shares beneficially owned consists of shares of common stock issuable upon exercise of warrants and/or the conversion of convertible notes held by Purchase Capital LLC, of which Mr. Singer is the controlling person, or by Pacific Premier Trust as custodian for the benefit of Mr. Singer’s individual retirement account. The foregoing information has been included in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Mr. Singer with the SEC on January 19, 2024. Mr. Singer’s address is 1395 Brickell Avenue, Suite 800, Miami, FL 33131.

(5)	The number of common shares beneficially owned consists of (i) 212,464 shares of common stock and (ii) 364,435 shares of common stock issuable upon exercise of warrants and/or the conversion of convertible notes. IAF, LLC has sole voting and dispositive powers. IAF LLC’s address is 115 Church Street, Charleston, SC 29401.

(6)	The number of common shares beneficially owned consists of (i) 452,284 shares of common stock held by the John D. Halpern Revocable Trust, of which, Mr. Halpern and Katherine H. Halpern are trustees and (ii) 97,998 shares of common stock issuable upon exercise of warrants and/or the conversion of convertible notes. Mr. Halpern and Ms. Halpern share voting and dispositive powers. Mr. Halpern’s address is PO Box 540 Portsmouth, New Hampshire 03802.

(7)	Includes 5,088 shares of common stock issuable upon exercise of options.

(8)	Represents shares of common stock issuable upon exercise of options.

(9)	Includes 62,954 shares of common stock issuable upon exercise of options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information as of December 31, 2023 with respect to compensation plans under which our equity securities are authorized for issuance.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders(1)	296,116	$9.79	684,023
Equity compensation plans not approved by securityholders(2)	93,545	$158.80	67,863
Total	389,661	$45.00	751,886

(1)	At our 2021 annual meeting of stockholders, our stockholders approved a restatement of the Eterna Therapeutics Inc. Restated 2020 Stock Incentive Plan (the “Restated 2020 Plan”). The Restated 2020 Plan is a broad-based incentive plan, which allows for the grant of stock options, restricted stock, restricted stock units, performance awards, unrestricted stock awards and similar kinds of equity-based compensation to employees, directors, consultants and prospective employees.

(2)	In May 2021, our board of directors adopted our 2021 Inducement Stock Incentive Plan (the “2021 Inducement Plan”). The 2021 Inducement Plan was adopted without stockholder approval pursuant to Section 711 of the Company Guide of the NYSE American LLC, the stock exchange on which our common stock was listed at the time the 2021 Inducement Plan was adopted by our board of directors. The 2021 Inducement Plan provides for the grant of equity-based awards, including non-qualified stock options, performance shares, performance units, restricted stock, restricted stock units, and stock appreciation rights. The awards available for grant under the 2021 Inducement Plan are available only to new employees and incentive stock options may not be issued under the 2021 Inducement Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership of, and transactions in, our equity securities. To our knowledge, based solely on a review of copies of such reports that we received, our records and written representations received from our directors, executive officers and certain of those persons who own greater than 10% of any class of our equity securities, for the year ended December 31, 2023, all applicable Section 16(a) filing requirements were complied with on a timely basis, with the exception of Dr. Bristol’s inadvertent late filing of a Form 3 filed on November 13, 2023 (which reported no transactions or holdings), and which was due on November 9, 2023.

EXECUTIVE COMPENSATION

Introduction

Overview

When determining executive officer compensation, and the various components that comprise it, our compensation committee evaluates and considers publicly available executive officer compensation survey data to present a competitive compensation package to attract and retain top talent, including an appropriate level of salary, performance-based bonus and equity incentives. Typically, our compensation committee evaluates competitive market benchmark data for a given executive role. Additionally, our compensation committee is authorized to engage outside advisors and experts to assist and advise our compensation committee on matters relating to executive compensation. In 2023, our compensation committee retained the services of Pearl Meyer, an independent compensation consultant, to review the cash and equity compensation package to be offered to Mr. Luther prior to his appointment as our Chief Executive Officer.

Our Chief Executive Officer presents compensation recommendations to our compensation committee with respect to the executive officers other than himself. Our compensation committee considers such recommendations, in conjunction with possible input from our compensation committee’s independent compensation consultant, in making compensation decisions or recommendations to the full Board. The full Board participates in evaluating the performance of our executive officers, except that our Chief Executive Officer does not participate when our board of directors evaluates his or her performance and is not present during voting or deliberations regarding his or her performance or compensation matters.

Compensation-Related Risk Assessment

Our compensation committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on our Company. Our compensation committee and management do not believe that the Company presently maintains compensation policies or practices that are reasonably likely to have a material adverse effect on the Company’s risk management or create incentives that could lead to excessive or inappropriate risk taking by employees. In reaching this conclusion, our compensation committee considered all components of our compensation program and assessed any associated risks. Our compensation committee also considered the various strategies and measures employed by the company that mitigate such risk, including: (i) the overall balance achieved through our use of a mix of cash and equity, annual and long-term incentives and time-and performance-based compensation; (ii) our use of multi-year vesting periods for equity grants; and (ii) the oversight exercised by our compensation committee over performance metrics, if any, established for performance-based bonuses and its administration of our equity incentive plans.

Compensation Recoupment (Clawback) Policy

In 2023, we adopted a clawback policy providing for the recovery of erroneously-awarded incentive-based compensation related to the three fiscal years preceding the date on which the company is required to prepare an accounting restatement. The clawback policy complies with the requirements of Nasdaq’s listing rules.

Named Executive Officers

Under applicable SEC rules and regulations, our “named executive officers” are all individuals who served as our principal executive officer during 2023, our two most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers at December 31, 2023, and up to two additional individuals who would have been one of our top two most highly compensated executive officer had they been serving as an executive officer at the end of 2023. Our 2023 named executive officers are identified in the table below:

Name	Title
Matthew Angel(1)	Former Chief Executive Officer
Sandra Gurrola	Senior Vice President of Finance
Andrew Jackson (1)	Former Chief Financial Officer

(1)	Dr. Angel and Mr. Jackson resigned as our Chief Executive Officer and Chief Financial Officer, respectively, effective December 31, 2023 and May 4, 2023, respectively.

Summary Compensation Table

The following table sets out the compensation for our Named Executive Officers for the years ended December 31, 2023 and December 31, 2022:

2023 Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary (US$)	Bonus (US$)		Stock- Based Awards (US$)(1)	Option- Based Awards (US$)(1)	Non-Equity Incentive Plan Compensation (US$)		Nonqualified deferred compensation earnings (US$)	All Other Compensation (US$)		Total Compensation (US$)
Matthew Angel, Former Chief Executive Officer and President(2)	2023	$350,000	$—		$—	$461,680	$13,000	(3)	$—	$—)		$824,680
	2022	$—	$210,959	(4)	$—	$910,453	$—		$—	$29,842	(5)	$1,151,254
Sandra Gurrola, Sr. Vice President of Finance(6)	2023	$255,833	$50,050	(7)	$—	$—	$—		$—	$—		$305,883
Andrew Jackson, Former Chief Financial Officer(8))	2023	$144,621	$—		$—	$—	$—		$—	$217,487	(9)	$362,108
	2022	$243,679	$—		$—	$305,466	$—		$—	$—		$549,145

1.	The amounts reported in this column represent the aggregate grant date fair value of stock options granted during the applicable year. These amounts were calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 15, Stock-Based Compensation, in the Notes to the Consolidated Financial Statements contained in this Annual Report on Form 10-K. Dr. Angel was appointed our Interim Chief Executive Officer and President on May 26, 2022 and to our board of directors effective June 6, 2022. Dr. Angel was appointed our Chief Executive Officer and President on January 1, 2023. Dr. Angel resigned as our Chief Executive Officer and President and from our board of directors effective August 4, 2023 and was reappointed as our Chief Executive Officer and President on August 9, 2023. Dr. Angel subsequently resigned as our Chief Executive Officer and President effective December 31, 2023.

3.	Represents amounts earned pursuant to Dr. Angel’s employment offer letter equal to two percent of the gross proceeds that we received from an exclusive option and license agreement entered into with a third party.

4.	A cash signing bonus, which represents the salary Dr. Angel would have earned for the period during which he served as interim Chief Executive Officer and President, had Dr. Angel’s appointment as Chief Executive Officer and President been in effect beginning May 26, 2022.

5.	Represents a reimbursement of legal fees Dr. Angel incurred in connection with entering into his employment offer letter.

6.	Ms. Gurrola has served as our Senior Vice President of Finance since May 2023 and was not a named executive officer for the year ended December 31, 2022.

7.	Represents a discretionary spot bonus paid to Ms. Gurrola and approved by our board of directors.

8.	Mr. Jackson was appointed Chief Financial Officer effective May 31, 2022 and resigned as our Chief Financial Officer effective May 4, 2023.

9.	Includes $207,500 of severance payments, $9,787 in reimbursement payments for COBRA and $200 for cell phone reimbursement.

Narrative to Summary Compensation Table

The following is a discussion of each component of our executive compensation program for 2023.

Base Salary

Each of our named executive officers receives a base salary. The base salary is the fixed cash compensation component of our executive compensation program and it recognizes individual performance, time in role, scope of responsibility, leadership skills and experience. The base salary compensates an executive for performing his or her job responsibilities on a day-to-day basis. Generally, base salaries are reviewed annually company-wide and adjusted (upward or downward) when appropriate based upon individual performance, expanded duties, changes in the competitive marketplace and, with respect to upward adjustments, if we are, financially and otherwise, able to pay it. We try to offer competitive base salaries to help attract and retain executive talent.

In December 2023, upon the recommendation of our compensation committee, our board of directors approved an increase to Ms. Gurrola’s annual base salary from $220,000 to $275,000. In addition, our board of directors approved a lump sum payment of $33,542 to Ms. Gurrola, representing the additional amount of salary Ms. Gurrola would have received had the increase to her annual base salary taken effect as of May 5, 2023.

Bonus and Incentive Compensation

In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our named executive officers based on corporate and individual performance. Each year, our compensation committee or our board of directors may establish performance goals, which may be based on measures such as revenue, achievement of certain research and development milestones, completion of a strategic transaction, and other metrics the directors and management believe to provide proper incentives for achieving long-term shareholder value. Our board of directors retains full discretion over performance evaluation and the amount of any bonuses to be paid to a named executive officer. Annual bonuses, if any, are intended to reward the individual performance of each named executive officer. In addition to an assessment of corporate and individual performance, the determination of the amount of a named executive officer’s bonus may vary from year to year depending on our financial condition and conditions in the industry in which we operate. The amount of such bonuses increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance.

For the year ended December 31, 2023, no performance goals were established for any named executive officer, however, our compensation committee approved a discretionary spot bonus to be paid to Ms. Gurrola in the amount of $50,050 to reward her individual performance during the year.

Under the terms of his offer, Dr. Angel was eligible to receive a performance bonus equal to two percent of the gross proceeds that we actually received under licensing, option, collaboration, partnership, joint venture, settlement, and similar agreements that we enter into, or other actions, judgments, or orders, that generate cash proceeds to us, that are originated, negotiated and/or entered into by us during Dr. Angel’s employment, subject to certain conditions. During 2023, Dr. Angel received $13,000 in performance bonus payments as a result of an exclusive option and license agreement we entered into with a third party.

Equity-Based Compensation Programs

Historically we have issued stock options to our employees, including our named executive officers, to provide a means whereby our employees may develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to us, thereby advancing our interests and the interests of stockholders. Our board of directors believes that the granting of equity awards promotes continuity of management and increases incentive and personal interest in our welfare by those who are primarily responsible for shaping and carrying out our long-range plans and pursuing our growth and financial success.

In 2023, we granted to Dr. Angel a time-based incentive stock option covering 132,003 shares of common stock, of which 110,043 shares vested immediately on the grant date and the remaining 21,960 shares vest in 35 substantially equal monthly installments on the first day of each month thereafter, subject to his continuous service. In connection with Dr. Angel’s resignation effective December 31, 2023, all unvested options were immediately cancelled, and he has 90 days from the date of termination of his employment to exercise any vested options, at which time any unexercised vested options will be cancelled.

Benefits and Perquisites

Employee Benefit Plans

Named executive officers are eligible to participate in our employee benefit plans, including our medical, disability and life insurance plans, in each case, on the same basis as all of our other employees. Our employee benefit plans are designed to assist in attracting and retaining skilled employees. We also maintain a 401(k) plan for the benefit of our eligible employees, including the named executive officers, as discussed below.

401(k) Plan

We maintain a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the 401(k) Plan, eligible employees may defer up to 90% of their compensation subject to applicable annual contribution limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”), and limits imposed by non-discrimination testing. Our employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Beginning on January 1, 2023, we began matching employees’ contributions at a rate of 100% of the first 3% of the employee’s contribution and 50% of the next 2% of the employee’s contribution, for a maximum match of 4%.

Pension Benefits

We do not maintain any pension benefit or retirement plans other than the 401(k) Plan.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Named Executive Officer Employment Agreements and Change in Control Arrangements

The following descriptions summarize the principal terms of our employment agreements with our named executive officers.

Matthew Angel

On December 30, 2022, we entered into an offer letter with Dr. Angel effective on January 1, 2023 with respect to terms of his employment as our Chief Executive Officer and President. The compensatory terms of the offer letter, including equity awards, were approved by our compensation committee. Dr. Angel’s hiring, and his offer letter, were approved by our board of directors.

From May 24, 2022 until he was appointed as Chief Executive Officer and President, Dr. Angel served as our interim Chief Executive Officer and President. Dr. Angel did not receive any salary or other cash compensation during his tenure as interim Chief Executive Officer and President.

Under the terms of his offer letter, we paid Dr. Angel an annual base salary of $350,000. We also paid Dr. Angel a cash signing bonus of $210,959, which represented the salary Dr. Angel would have earned for the period during which he served as interim Chief Executive Officer and President.

Dr. Angel was eligible to receive a performance bonus equal to two percent of the gross proceeds that we actually received pursuant to all licensing, option, collaboration, partnership, joint venture, settlement, other similar agreements that we entered into, or other actions, judgments, or orders that generate cash proceeds to us, that are originated, negotiated and/or entered into by us during Dr. Angel’s employment (commencing on May 26, 2022), subject to certain conditions.

In accordance with the terms of his offer letter, in January 2023, we granted to Dr. Angel a time-based incentive stock option covering 132,003 shares of common stock, of which 110,043 shares vested immediately on the grant date and the remaining 21,960 shares vest in 35 substantially equal monthly installments on the first day of each month thereafter, subject to his continuous service.

Dr. Angel resigned as our Chief Executive Officer and President effective December 31, 2023. Upon termination of Dr. Angel’s employment, all unvested options were immediately cancelled, and Dr. Angel has 90 days from the date of termination of his employment to exercise any vested options, at which time any unexercised vested options will be cancelled.

For information on related party transactions with Dr. Angel, see the section titled “Corporate Governance—Certain Relationships and Related Party Transactions” of this proxy statement.

Sandra Gurrola

We entered into an employment agreement, dated as of June 16, 2021, with Sandra Gurrola, which provides for our at-will employment of Ms. Gurrola commencing on June 21, 2021 and continuing until terminated by us or Ms. Gurrola. Ms. Gurrola’s employment agreement provides for an annual base salary of $220,000, which amount is subject to periodic review by our board of directors or our compensation committee. Ms. Gurrola is also eligible to receive an annual cash bonus award in an amount up to 35% of her base salary upon achievement of agreed upon performance targets. The bonus will be determined by our board of directors or our compensation committee and paid annually by March 15 in the year following the performance year on which such bonus is based.

In accordance with the terms of her employment agreement, in June 2021, Ms. Gurrola was granted 1,750 restricted stock units, 25% of which vests on each anniversary of the grant date over four years. Vesting generally requires Ms. Gurrola’s continued employment through the relevant vesting date.

If Ms. Gurrola’s employment is terminated by us without Cause (as defined in the employment agreement) or by Ms. Gurrola for Good Reason (as defined in the employment agreement), we will pay Ms. Gurrola all amounts accrued but unpaid as of the effective date of such termination, as well as continuation of her salary and benefits for the following six-month period. Notwithstanding the foregoing, if a termination of employment without Cause or for Good Reason occurs within 90 days before or 12 months after a Change in Control (as defined in the employment agreement), Ms. Gurrola will receive the benefits described in the preceding sentence, but the continuation of her salary and benefits will be for 12-month period, and, in addition, Ms. Gurrola will receive a lump-sum payment of her target bonus and the restricted stock units granted to her in June 2021 will fully vest. Any such severance benefits under the employment agreement are contingent on Ms. Gurrola entering into and not revoking a general release of claims in favor of our company.

Andrew Jackson

We entered into an amended and restated employment agreement, dated as of May 10, 2022, which provided for our at-will employment of Mr. Jackson commencing on May 31, 2022 and continuing until terminated by us or Mr. Jackson. Mr. Jackson resigned as our Chief Financial Officer on May 4, 2023.

Under the terms of his employment agreement, we paid Mr. Jackson an annual base salary of $415,000. Mr. Jackson was also eligible to receive an annual cash bonus award in an amount up to 40% of his base salary upon achievement of agreed upon performance targets. The bonus would be determined by our board of directors or our compensation committee and paid annually by March 15 in the year following the performance year on which such bonus was based.

In accordance with the terms of his employment agreement, Mr. Jackson received a time-based nonqualified stock option covering 33,239 shares of common stock, 25% of which would vest on the first anniversary of the employment agreement’s effective date, and the remainder would vest ratably on a monthly basis over the three-year period thereafter. Vesting generally required Mr. Jackson’s continued employment through the relevant vesting date. Due to Mr. Jackson’s termination prior to the first anniversary of the employment agreement’s effective date, none of the shares subject to such option vested and all 33,239 shares were immediately cancelled upon his termination.

We entered into a separation agreement and general release with Mr. Jackson on May 2, 2023, pursuant to which, we paid Mr. Jackson a continuation of his salary for the following six-month period as well as reimbursement of up to six months of his COBRA premiums in exchange for Mr. Jackson entering into and not revoking a general release of claims in favor or our company.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table summarizes the number of shares of our common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2023.

	Option Awards							Stock Awards
Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested shares ($)
Matthew Angel, Former Chief Executive Officer and President	8/1/2022	(1)	46,629	—	—	9.80	3/30/2024	—	—	—	—
	1/12/2023	(1)	116,753	—	—	4.84	3/30/2024	—	—	—	—
Sandra Gurrola, Sr. Vice President of Finance(3)	6/21/2021	(2)	—	—	—	—	—	874	1,573	—	—
	3/11/2022	(3)	3,339	2,386	—	38.60	3/11/2032	—	—	—	—
Andrew Jackson, Former Chief Financial Officer	—		—	—	—	—	—	—	—	—	—

1.	Dr. Angel resigned effective December 31, 2023. Unvested options were immediately cancelled and vested options will expire 90 days from the date of termination.

2.	The restricted stock units vest at a rate of 25% of the shares subject to the award in four substantially equal annual installments on the anniversary date of the grant date.

3.	The option vests in 36 substantially equal monthly installments.

Employment Agreement with Current Chief Executive Officer

Sanjeev Luther was appointed as our President and Chief Executive Officer effective January 1, 2024. Mr. Luther did not serve as one of our executive officers during 2023 and is therefore not one of our 2023 named executive officers.

We entered into an employment agreement, dated as of December 19, 2023, with Mr. Luther, which provides for at-will employment until terminated by us or Mr. Luther. Mr. Luther’s employment agreement provides for an annual base salary of $550,000, which amount is subject to periodic review by our board of directors or our compensation committee. Mr. Luther also received a one-time signing bonus of $75,000.

Mr. Luther is eligible to receive an annual cash bonus award in an amount up to 50% of his base salary upon achievement of agreed upon performance targets. The bonus will be determined by our board of directors or our compensation committee and paid annually by March 15 in the year following the performance year on which such bonus is based.

In accordance with the terms of his employment agreement, Mr. Luther was granted an equity award on January 1, 2024, consisting of 1,685,218 non-qualified stock options, which will vest over a four-year period, with 25% of the options vesting on the first anniversary of the grant date, and the remaining options vesting monthly over the remaining three years. On April 26, 2024, the Compensation Committee approved a modification to Mr. Luther’s stock option award to reduce the vesting term to three years rather than four years, with 25% of the shares subject to the stock option award still vesting on the first anniversary of the grant date, and the balance of the shares vesting monthly over the remaining two years. Vesting generally requires Mr. Luther’s continued employment through the relevant vesting date.

If Mr. Luther’s employment is terminated by us without Cause (as defined in his employment agreement) or by Mr. Luther for Good Reason (as defined in his employment agreement), we will pay Mr. Luther all amounts accrued but unpaid as of the effective date of such termination, as well as a lump sum payment equal to nine months of his salary, as well as up to nine months of continued benefits. Mr. Luther will also be paid a pro-rata performance bonus equal to (x) the performance bonus Mr. Luther would have received based on actual performance for such fiscal year if Mr. Luther had remained employed for the entire fiscal year multiplied by (y) a fraction, the numerator of which is the number of days Mr. Luther was employed during such fiscal year. Notwithstanding the foregoing, if a termination without Cause or for Good Reason occurs beginning upon the occurrence of a Change in Control (as defined in the employment agreement) and ending on the first anniversary of the occurrence of the Change in Control (“Change in Control Protection Period”), Mr. Luther will receive the benefits described in the preceding sentence, but the lump sum severance payment and the payment of benefits will be for a 12-month period and he will receive 100% of his target bonus. In addition, all outstanding and unvested equity awards granted to Mr. Luther during his employment will become immediately vested and exercisable upon such date of termination during the Change in Control Protection Period and will be exercisable for a period of 12 months following the date of termination during the Change in Control Protection Period. Any such severance benefits under the employment agreement are contingent on Mr. Luther entering into and not revoking a general release of claims in favor of our company.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company performance for the fiscal years listed below.

Pay Versus Performance Table

The following table provides the information required for our principal executive officers (“PEOs”) and our non-PEO NEOs for each of the fiscal years ended December 31, 2023, 2022 and 2021 (the “2023 fiscal year,” the “2022 fiscal year” and the “2021 fiscal year”, respectively), along with the financial information required to be disclosed for each such fiscal year by Item 402(v) of Regulation S-K.

Year	Summary Compensation Table for PEO (Angel) (US$)(1)(2)	Compensation Actually Paid to PEO (Angel) (US$)(2)(7)(8)	Summary Compensation Table for PEO (Federoff) (US$)(1)(3)	Compensation Actually Paid to PEO (Federoff) (US$)(3)(7)(8)	Summary Compensation Table for PEO (Guido) (US$)(1)(4)	Compensation Actually Paid to PEO (Guido) (US$)(4)(7)(8)	Summary Compensation Table for PEO (Wolff) (US$)(1)(5)	Compensation Actually Paid to PEO (Wolff) (US$)(5)(7)(8)	Average Summary Compensation Table Total for NON-PEOs (US$)(1)(6)	Average Compensation Actually Paid to Non-PEO (US$)(6)(7)(8)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return (US$)	GAAP Net Loss (US$) (in thousands)
2023	$824,680	$591,975	$—	$—	$—	$—	$—	$—	$333,996	$328,318	$1.89	$(21,668)
2022	$1,151,254	$532,184	$2,230,021	$(5,198,932)	$—	$—	$—	$—	$792,978	$65,814	$87.79	$(24,579)
2021	$—	$—	$24,090,772	$7,083,677	$328,083	$328,083	$387,957	$412,583	$3,518,162	$878,161	$3.39	$(122,545)

(1)	The Summary Compensation Table (“SCT”) numbers include the values as reported in this proxy statement for fiscal years 2023 and as reported in the proxy statements filed on May 5, 2023 and August 12, 2022 for the 2022 and 2021 fiscal years, respectively.

(2)	Dr. Angel was appointed our Interim Chief Executive Officer (PEO) and President on May 26, 2022 and to our board of directors effective June 6, 2022. Dr. Angel was appointed our Chief Executive Officer (PEO) and President on January 1, 2023. Dr. Angel resigned as our Chief Executive Officer and President and from our board of directors effective August 4, 2023 and was reappointed as our Chief Executive Officer and President on August 9, 2023. Dr. Angel subsequently resigned as our Chief Executive Officer and President effective December 31, 2023.

(3)	Dr. Federoff resigned as the Company’s Chief Executive Officer (PEO) and as a member of the Board effective on May 26, 2022

(4)	Dr. Guido was appointed our Interim Chief Executive Officer (PEO) on March 26, 2021 and resigned from such position upon the appointment of Dr. Federoff as Chief Executive Officer (PEO) on April 16, 2021. Mr. Guido resigned as our employee on December 31, 2021.

(5)	Mr. Wolff served as Chief Executive Officer (PEO) of the Company (then known as NTN Buzztime, Inc. (“NTN”)) and resigned from such position on March 26, 2021 upon the completion of NTN’s reverse merger with Eterna LLC (then known as Brooklyn Immunotherapeutics LLC).

(6)	The non-PEO NEOs in the 2022 fiscal year were Mr. Jackson, Dr. Sidhu and Dr. D’Amour. The non-PEO NEOs in the 2021 fiscal year were Dr. Sidhu and Dr. D’Amour

(7)	SEC rules require certain adjustments be made to the SCT total compensation to determine CAP as reported in the Pay Versus Performance Table above. CAP does not represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. Generally, CAP is calculated as SCT total compensation adjusted to include the fair market value of equity awards as of the applicable fiscal year end, or, if earlier, the vesting date (rather than the grant date). NEOs do not participate in a defined benefit plan, so no adjustment for pension benefits is included in the table below. The following table details these adjustments:

	2023		2022			2021
	PEO (Dr. Angel)	Average of Other Non-PEO NEOs	PEO (Dr. Federoff)	PEO (Dr. Angel)	Average of Other Non-PEO NEOs	PEO (Dr. Federoff)	PEO (Dr. Guido)	PEO (Mr. Wolff)	Average of Other Non-PEO NEOs

Total Compensation from SCT	$824,680	$333,996	$2,230,021	$1,151,254	$792,978	$24,090,772	$328,083	$387,957	$3,518,162

Subtractions:	461,680	-	1,397,979	910,453	417,797	23,612,647	-	-	$3,281,950
SCT Value of Stock and Option Awards

Adjustments:
Addition: Fair value at covered year-end of awards granted during the covered fiscal year that are outstanding and unvested at covered year-end	-	-	-	224,288	23,502	6,605,552	-	-	$641,949

Addition: Fair value at vest date of awards granted and vested during the covered fiscal year	394,732	-	51,316	67,095	6,921	-	-	-	$-

Addition (Subtraction):
Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at covered year end	-	(685)	-	-	(170,358)	-	-	-	$-

Addition (Subtraction):
Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which all vesting conditions were satisfied at the end of or during the covered fiscal year	(12,449)	(390)	(1,265,735)	-	(106,132)	-	-	24,626	$-

(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	(153,307)	(4,603)	(4,816,555)	-	(63,300)	-	-	-	$-

Total adjustments for equity awards	228,975	(5,677)	(6,030,974)	291,383	(309,367)	6,605,552	-	24,626	641,949

Compensation Actually Paid (as calculated)	$591,975	$328,318	$(5,198,932)	$532,184	$65,814	$7,083,677	$328,083	$412,583	$878,161

(8)	The tables below illustrate the valuation assumptions as of the vesting date for awards that vested in the 2023 fiscal year 2022, the fiscal year and the 2021 fiscal year computed in a manner consistent with the fair value methodology used to account for stock-based compensation in our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 14, 2024. For a description of such valuation assumptions, see Note 15, Stock-Based Compensation, in the Notes to the Consolidated Financial Statements contained in such Annual Report on Form 10-K. No stock options vested in the 2021 fiscal year.

	Weighted Average Fair Value at Vest Date
	2023	2022	2021
Restricted stock units	$2.48	$8.22	$108.44

	Valuation Assumptions at Vest Date
Stock Options	2023	2022
Risk-free interest rate	3.76% - 4.89%	2.09% - 4.38%
Volatility	93.96% - 100.01%	90.05% - 95.42%
Dividend yield	0%	0%
Expected life (in years)	4.12 - 5.00	4.38 - 4.50

Relationship between CAP and TSR

The graphs below reflect the relationship between the PEO and average non-PEO NEO CAP and the Company’s cumulative indexed Total Shareholder Return (“TSR”) (assuming an initial fixed investment of $100) for the 2023, 2022 and 2021 fiscal years:

PEO CAP vs TSR (January 1, 2021 – December 31, 2023)

Average Other NEO CAP vs TSR (January 1, 2021 – December 31, 2023)

Relationship Between CAP and Net Income (GAAP)

The graph below reflects the relationship between the PEO and average non-PEO NEO CAP and the Company’s net income for the applicable reporting year. As a pre-commercial biotechnology company, we do not tie executive compensation to net income performance, and we do not have other financial metrics that are used to determine executive compensation. See the “—Narrative to Summary Compensation Table” for more information regarding how we compensate our NEOs.

DIRECTOR COMPENSATION

We have a non-employee director compensation program to compensate our non-employee directors for their service in such capacity with annual retainers and equity compensation as described below. However, since August 2022, we have not compensated our non-employee directors in accordance with our non-employee director compensation program.

During 2023, we did not compensate any of our directors, in either cash or equity, for their service in such capacity. On January 1, 2024, we granted to Dorothy Clarke a stock option to purchase 84,261 shares of our common stock as compensation for her services as a member of our board of directors from August 28, 2023 until December 31, 2023, for which she had previously not been compensated.

In April 2024, we awarded each of Jim Bristol and Peter Cicala a stock option grant to purchase 124,525 and 88,943 shares of our common stock, respectively, which vest in full on the one-year anniversary of the grant date.

Our compensation committee and Board are assessing our non-employee director compensation program, and if and when we restart compensating our non-employee directors for their service in such capacity, the elements of our non-employee director compensation program may be different from what is described below.

Compensation Element	Amount
Annual Board Member Compensation	Paid in cash or stock options at our board’s discretion. Cash paid in quarterly installments or upon the effective date of an earlier resignation of the non-employee director. Stock Options to vest quarterly over one year from grant date:

Board Member: $40,000
Board Chair: $70,000

Committee Member Retainers	Paid in cash or stock options at our board’s discretion. Cash paid in quarterly installments or upon the effective date of an earlier resignation of the non-employee director. Stock Options to vest quarterly over one year from grant date:

Audit Committee: $7,500
Compensation Committee: $5,000
Nominating/Governance Committee: $4,000

Leadership Supplemental Retainer	Paid in cash or stock options, ‘s discretion. Cash paid in quarterly installments or upon the effective date of an earlier resignation of the non-employee director. Stock Options to vest quarterly over one year from grant date:

Audit Committee Chair: $15,000
Compensation Committee Chair: $10,000
Nominating/Governance Committee Chair: $8,000

New Director Equity Award (outside directors)	Option for 8,290 shares of Common Stock, which option shall have an exercise price equal to the fair market value per share of common stock, as determined under the 2020 Plan, and, subject to continued service on our board of directors, vest in an initial installment of 1/3 of the shares on the first anniversary of the grant date, with the remaining shares to vest in 24 substantially equal installments thereafter.

Our board of directors and our compensation committee designed our non-employee director compensation program to reward directors for their contributions to our success, align the director compensation program with stockholder interests, and provide competitive compensation necessary to attract and retain high quality non-employee directors. We do not pay fees to any of our directors for meeting attendance.

As of December 31, 2023, none of our directors held any outstanding equity awards other than William Wexler, who held a stock option to purchase 15,895 shares of our common stock. As of December 31, 2023, Gregory Fiore, a former director who resigned from our board of directors effective October 4, 2023, held stock options to purchase 10,742 shares of our common stock, which expired unexercised 90 days following the date of his resignation.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

In accordance with the terms of our bylaws, our board of directors determines the number of directors constituting the entire board. Our board of directors has fixed such number at five. All five directors are to be elected at the annual meeting, each to hold office until next year’s annual meeting of stockholders or until his successor is duly elected and qualified.

Our nominating and corporate governance committee recommended for nomination, and our board of directors nominated, the following five individuals, each of whom currently serves on our board of directors, for election to our board of directors at the annual meeting. Each nominee has consented to serve as a director if elected.

James Bristol	Peter Cicala	Dorothy Clarke	Sanjeev Luther	William Wexler

Our board of directors believes that each of these director nominees possesses the experience, skills, and qualities to fully perform their duties as a director and contribute to our success. These nominees have been nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, understand the interests and issues that are important to our stockholders, and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other with their respective experiences, skills, and qualities. While our directors make up a diverse group in terms of age, gender and professional experience, together they comprise a cohesive body in terms of board process and collaboration. The section titled “Directors & Executive Officers” of this proxy statement contains more information about the leadership skills and other experience that led our nominating and corporate governance committee and our board of directors to conclude that these nominees should serve on our board of directors.

Although we do not anticipate that any nominee will be unable or unwilling to serve as a director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by our board of directors, unless our board of directors decides to reduce the number of directors constituting our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2 - RATIFICATION OF AUDITORS PROPOSAL

Our audit committee selected and appointed Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the 2024 fiscal year. In selecting Grant Thornton as our independent registered public accounting firm, our audit committee considered several factors, including:

●	the professional qualifications of Grant Thornton, the lead audit partner, and other key engagement personnel;
●	Grant Thornton’s independence and its processes for maintaining its independence;
●	the appropriateness of Grant Thornton’s fees for audit and non-audit services; and
●	the results of our management’s and our audit committee’s annual evaluations of the qualifications, performance and independence of Grant Thornton.

Although ratification of the appointment of our independent registered public accounting firm is not required by law or otherwise, our board of directors is submitting the appointment of Grant Thornton to our stockholders for ratification. Our audit committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm; however, our audit committee is solely responsible for the appointment and termination of our auditors and may do so at its discretion.

A representative from Grant Thornton is expected to be present at the annual meeting, will have the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Change in Certifying Accountant

On January 18, 2022, we notified Marcum LLP (“Marcum”) that it would be dismissed as our independent registered public accounting firm effective after the completion of Marcum’s audit of our financial statements for the year ended December 31, 2021. Our audit committee approved Marcum’s dismissal on January 18, 2022.

Marcum performed audits of our consolidated financial statements for the years ended December 31, 2021 and 2020. Marcum’s reports for such years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two years ended December 31, 2021, and from December 31, 2020 through January 24, 2022, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K promulgated by the SEC pursuant to the Exchange Act) between us and Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of such disagreements in connection with its report, or (ii) “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K, that would require disclosure under Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses previously reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2021 related to (a) segregation of duties and (b) documentation of policies and procedures critical to the accomplishment of financial reporting objectives. We previously furnished Marcum with a copy of the disclosure under this heading “Change in Certifying Accountant” prior to filing a Current Report on Form 8-K containing such disclosure with the SEC on January 24, 2022 and requested that Marcum furnish it with a letter addressed to the SEC stating whether or not it agreed with the statements made by us in such Current Report on Form 8-K insofar as they related to Marcum’s audit services and engagement as our independent registered public accounting firm. A copy of Marcum’s letter concurring with the foregoing disclosures was attached as Exhibit 16.1 to the Current Report on Form 8-K filed by us on January 24, 2022. Marcum’s dismissal became effective on April 15, 2022, and no events had occurred since the filing of such Form 8-K that would have required the filing of an amendment to such Form 8-K.

On January 18, 2022, we notified Grant Thornton LLP (“Grant Thornton”) that our audit committee had selected Grant Thornton to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and related interim periods, and Grant Thornton’s engagement became effective on April 18, 2022.

During the two years ended December 31, 2021 and from December 31, 2019 through April 19, 2022 (the date on which we filed a Current Report on Form 8-K, reporting the respective effective dates of Marcum’s dismissal and Grant Thornton’s engagement), neither we nor anyone acting on its behalf has consulted Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by Grant Thornton that Grant Thornton concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Fees and Services of Independent Registered Public Accounting Firm

The table below summarizes the fees billed to us by Grant Thornton for each of the last two fiscal years.

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	Total
2022	$435,750	$—	$—	$—	$435,750
2023	$516,224	$—	$—	$—	$516,750

Audit Fees. Audit fees consist of fees for professional services rendered for the audit of our consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), reviews of the interim financial statements included in Forms 10-Q and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services (e.g., due diligence) that are reasonably related to the performance of the audit or review of our financial statements and are not reported under audit fees. The nature of those services are comprised of services for employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax Fees. Tax fees consist of fees for professional services rendered for tax compliance, tax consulting and tax planning.

All Other Fees. All other fees are fees for products and services other than services in respect of which the fees are reported as audit, audit-related or tax fees.

Policy for Approval of Audit and Permitted Non-Audit Services

All audit and permissible non-audit services provided by the independent registered public accounting firm are pre-approved by our audit committee (or the chair of our audit committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

PROPOSAL NO. 3 - STOCK ISSUANCE PROPOSAL

Background

As previously reported:

●	In December 2022, we sold 2,185,000 units at a purchase price of $3.53 per unit. Each unit consisted of one share of our common stock and two warrants to purchase shares of our common stock (the “December 2022 warrants”).
●	In July 2023, we sold $8.7 million in the aggregate principal amount of convertible notes (the “July 2023 convertible notes”) and warrants to purchase an aggregate of approximately 6.1 million shares of our common stock (the “July 2023 warrants”).
●	In December 2023, we sold $9.2 million in the aggregate principal amount of convertible notes (the “December 2023 convertible notes” and together with the July 2023 convertible notes, the “convertible notes”) and warrants to purchase an aggregate of approximately 9.6 million shares of our common stock (the “December 2023 warrants” and together with the December 2022 warrants and the July 2023 warrants, the “warrants”). There were two closings under this financing: on December 15, 2023, we sold $7.8 million of December 2023 convertible notes and December 2023 warrants to purchase approximately 8.1 million shares of our common stock, and on January 11, 2024, we sold $1.4 million of December 2023 convertible notes and December 2023 warrants to purchase approximately 1.5 million shares of our common stock.
●	In connection with the issuance of the December 2023 convertible notes, the exercise prices of the December 2022 warrants and of the July 2023 warrants were reduced from $3.28 and $2.61, respectively, to $1.43 per share.

As of September 20, 2024, the warrants were exercisable, in the aggregate, for approximately 20.0 million shares of our common stock and, as of July 15, 2024, the most recent payment date prior to the date this proxy statement was being prepared (and which includes accrued and unpaid interest through June 30, 2024), the convertible notes were convertible, in the aggregate, into approximately 8.4 million shares of our common stock, assuming all amounts outstanding under the convertible notes were converted into shares of our common stock and, with respect to both the warrants and convertible notes, disregarding any limitations on exercise or conversion, as applicable, due to beneficial ownership caps or otherwise.

Exchange Agreements

On September 24, 2024, we entered into exchange agreements (each, an “Exchange Agreement” and together the “Exchange Agreements”) with the holders of the warrants and convertible notes. The parties to the Exchange Agreements represent the holders of all the outstanding convertible notes and all the outstanding warrants except for a December 2022 warrant to purchase approximately 0.1 million shares of our common stock.

Subject to approval by our stockholders of this proposal, under the Exchange Agreements (i) the holders of the warrants agreed to exchange all their warrants for shares of our common stock at an exchange ratio of 0.5 of a share of common stock for every one share of common stock issuable upon exercise of the applicable warrant (rounded up to the nearest whole number), and (ii) the holders of the convertible notes agreed to exchange all their convertible notes for shares of our common stock at an exchange ratio equal to (A) the sum expressed in U.S. dollars of (1) the principal amount of the applicable convertible note, plus (2) all accrued and unpaid interest thereon through the date the applicable convertible note is exchanged plus (3) all interest that would have accrued through, but not including, the maturity date of applicable convertible note if it was outstanding from the date such convertible note is exchanged through its maturity date, divided by (B) $1.00 (rounded up to the nearest whole number).

The holders of the convertible notes and warrants that are a party to an Exchange Agreement include a significant stockholder and former directors. See “—Possible Effects if this Proposal Is Approved” and “—Interests of Certain Persons,” below.

September 2024 Private Placement of Common Stock

Also on September 24, 2024, we entered into a securities purchase agreement (the “SPA”) with certain accredited investors (the “SPA Investors”). Subject to approval by our stockholders of this proposal, under the SPA, we agreed to sell, and the SPA Investors agreed to purchase, an aggregate of 1,516,997 shares of our common stock (or, in lieu thereof, one pre-funded warrant to purchase one share of our common stock) for an aggregate purchase price of approximately $1.1 million (or a purchase price of $0.75 per share of common stock and $0.75 less $0.005 per pre-funded warrant). Each pre-funded warrant issued under the SPA will have an exercise price of $0.005 per share of common stock, subject to customary adjustments for stock dividends, stock splits, reclassifications and similar corporate events, will be exercisable at any time after issuance, and will not expire until exercised in full. A holder may not exercise their pre-funded warrant to the extent that the aggregate number of shares of our common stock beneficially owned by such holder, together with any other person whose beneficial ownership of our common stock would or could be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (such other persons, “Attribution Parties”), immediately after such exercise would exceed 9.99% of the number of shares of our common stock then outstanding.

In addition to obtaining stockholder approval of this proposal, the closing of the transactions contemplated by the SPA is subject to the satisfaction or waiver of customary conditions to closing. In connection with the closing of the transactions contemplated by the SPA, we and the SPA Investors will enter into a registration rights agreement pursuant to which we will be required to register for resale the shares of our common stock issuable under the SPA and upon exercise of the pre-funded warrants issuable under the SPA.

If the closing of the transactions contemplated by the SPA occurs, we expect to receive approximately $1.1 million in gross proceeds and we intend to use the net proceeds therefrom for general working capital purposes.

September 2024 Private Placement of Convertible Notes

Also on September 24, 2024, we entered into a note purchase agreement (the “NPA”) with certain accredited investors, pursuant to which we agreed to sell to such investors, and such investors agreed to purchase from us, an aggregate principal amount of approximately $3.9 million of 12.0% senior convertible notes (the “bridge notes”). The purchase and sale of the bridge notes closed on September 24, 2024. We received approximately $3.9 million in gross proceeds and we expect to use the net proceeds therefrom for general working capital corporate purposes.

Subject to approval by our stockholders of this proposal, except as described in the paragraph below, 100% of the principal amount of the bridge notes plus all accrued and unpaid interest thereon and, if stockholder approval of this proposal occurs prior to December 24, 2024, plus such amount of interest that would have accrued on the principal amount through December 24, 2024 (the sum of such amounts, the “Conversion Amount”), will automatically convert into shares of our common stock at a conversion price of $0.50, subject to customary adjustments for stock dividends, stock splits, reclassifications and similar corporate events (the “Conversion Price”).

To the extent that the conversion of the Conversion Amount of a bridge note would result in the holder thereof, together with its Attribution Parties, beneficially owning a number of shares of our common stock in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion (and, for the avoidance of doubt, after giving effect to the issuance of shares our common stock (x) upon conversion of all the bridge notes after giving effect to the limitations described in this sentence, (y) under the SPA, and (z) under the Exchange Agreements), then such portion of the Conversion Amount that if so converted into shares of our common stock would result in such holder (together with its Attribution Parties) beneficially owning a number of shares of our common stock in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion (such portion of the Conversion Amount, the “PFW Conversion Amount”), will instead be converted into a pre-funded warrant to purchase such number of shares of our common stock equal to the PFW Conversion Amount divided by the Conversion Price. The terms of the pre-funded warrants issuable upon conversion of the bridge notes will be substantially the same as the terms of the pre-funded warrants issuable under the SPA described above.

Support Agreements

In connection with entering to the SPA, the Exchange Agreements and the NPA, we entered into support agreements with all parties to such agreements and their affiliates, pursuant to which, the stockholders party thereto agreed, among other things, to vote all shares of our common stock the applicable stockholder may vote under rules of The Nasdaq Stock Market LLC (“Nasdaq”) in favor of this proposal. As of the record date for the meeting, we believe that the stockholder parties thereto owned approximately 48% of the outstanding shares of our common stock.

Reasons for Requesting Stockholder Approval

Our common stock is listed on The Nasdaq Capital Market and we are subject to Nasdaq listing rules.

Nasdaq listing rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of a company. This rule does not define when a change in control of a company may be deemed to occur; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction a person or entity will hold 20% or more of the outstanding shares of common stock or voting power of a company and such ownership or voting power would represent the largest ownership position in such company.

Nasdaq listing rule 5635(d) requires stockholder approval prior to a 20% Issuance at a price that is less than the Minimum Price. For purposes of Nasdaq listing rule 5635(d), (a) “20% Issuance” means a transaction, other than a public offering as defined in IM-5635-3, involving the sale, issuance or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by officers, directors or substantial shareholders of the company, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance; and (b) “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement.

Under the terms of the SPA, we are required to hold a meeting of our stockholders not later than the later of (i) November 15, 2024 or (ii) if the SEC notifies us that it will review the preliminary proxy statement for such meeting, December 20, 2024, to solicit the affirmative vote in favor of this proposal from each of our stockholders, to take all lawful action to solicit from our stockholders proxies in favor of this proposal and to take all other action reasonably necessary or advisable to secure the vote or consent of our stockholders that are required by Nasdaq rules and applicable law, including, if necessary or appropriate or if requested by the SPA Investors, adjourning the stockholder meeting to solicit additional proxies from our stockholders in favor of this proposal. Under the terms of the SPA, in connection with the stockholder meeting and any adjournment or postponement thereof, (i) our board of directors must recommend that our stockholders vote in favor of all matters relating to the SPA, Exchange Agreements and NPA submitted to stockholders for approval by our board of directors at such meeting and (ii) neither our board of directors nor any committee thereof may withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to the SPA Investors, such recommendation.

Immediately prior to entering into the SPA, the Exchange Agreements and the NPA, we had 5,410,588 shares of common stock outstanding, the Minimum Price was $1.13, and our largest stockholder, Charles Cherington, owned 556,465 shares of common stock, or approximately 10.3% of our outstanding shares of common stock.

Subject to stockholder approval of this proposal and to the satisfaction or waiver of the other conditions to closing under the SPA and Exchange Agreements, we will issue an aggregate of 47.8 million shares of our common stock under the SPA and the Exchange Agreements and upon conversion of the bridge notes, consisting of: (i) 1.5 million shares of common stock to be issued under the SPA or that may be issued upon exercise of the pre-funded warrants to be issued under the SPA (the “SPA Shares”), (ii) approximately 28.3 million shares of common stock to be issued in exchange for the convertible notes (the “Note Shares”), (iii) approximately 10.0 million shares of common stock to be issued in exchange for the warrants (the “Warrant Shares”), and (iv) 8.0 million shares of common stock to be issued upon conversion of the bridge notes or that may be issued upon exercise of the pre-funded warrants to be issued upon conversion of the bridge notes (the “Bridge Note Shares” and together with the SPA Shares, Note Shares and the Warrant Shares, the “Transaction Shares”).

We expect to issue 16.1 million Transaction Shares to Mr. Cherington. As such, immediately following issuance of the Transaction Shares, we expect that Mr. Cherington will beneficially own 16.6 million shares of common stock, or approximately 38.4% of shares of common stock then outstanding. For purposes of calculating the foregoing percentage, all shares of common stock issuable upon exercise of the pre-funded warrants to be issued under the SPA and to be issued upon conversion of the bridge notes were deemed to be outstanding immediately following the issuance of the Transaction Shares. See “—Interests of Certain Persons,” below.

Accordingly, the issuance of Transaction Shares requires stockholder approval under Nasdaq listing rules, and we are seeking stockholder approval of this proposal to comply with Nasdaq listing rules, including but not limited to Nasdaq listing rules 5635(b) and (d), to permit the issuance of the Transaction Shares.

Reasons for the Transactions

Our board of directors determined, in its business judgment, that the transactions contemplated by the SPA, the Exchange Agreements and the NPA, including the issuance of the Transaction Shares issuable thereunder and upon conversion of the bridge notes, are in the best interests of the Company and our stockholders. Our board of directors approved these transactions, subject to stockholder approval of the issuance of the Transaction Shares, and recommends that our stockholders vote in favor of this proposal. In making this determination and approval, our board of directors considered, among other things, the expected beneficial impact to our stockholders’ equity discussed below, the expected positive impact that the transactions contemplated by the SPA and the Exchange Agreements and the conversion of the bridge notes will have on our ability to demonstrate compliance with Nasdaq listing rule 5550(b)(1) (the “Minimum Stockholders’ Equity Rule”) discussed below, and the other factors and characteristics of the transactions described below.

The July 2023 convertible notes bear interest at 6% per annum, and the December 2023 convertible notes bear interest at 12% per annum, in each case, payable quarterly in arrears. At our election, we may pay accrued interest either in cash or in-kind by increasing the principal amount of the applicable notes. The July 2023 convertible notes mature on July 14, 2028, and the December 2023 convertible notes mature on December 15, 2028 or January 11, 2029 (depending on the date on which they were initially issued), unless earlier converted or repurchased. We may not redeem any of the convertible notes prior to maturity. At the option of the holder, the convertible notes may be converted from time-to-time in whole or in part into shares of our common stock at a conversion rate of $2.86 per share for the July 2023 convertible notes and $1.9194 per share for the December 2023 convertible notes, subject to customary adjustments for stock splits, stock dividends, recapitalization and the like. The convertible notes contain conversion limitations such that no conversion may be made if the aggregate number of shares of common stock beneficially owned by the holder thereof would exceed 4.99%, 9.99% or 19.99% immediately after conversion thereof, subject to certain increases not in excess of either 9.99% or 19.99% at the option of the holder. The convertible notes provide for customary events of default (subject in certain cases to customary grace and cure periods), which include, among others: nonpayment of principal or interest; breach of covenants or other agreements in the convertible notes; the occurrence of a material adverse effect event and certain events of bankruptcy. Generally, if an event of default occurs and is continuing under the convertible notes, the holder thereof may require us to repurchase some or all of their convertible notes at a repurchase price equal to 100% of the principal amount of the convertible notes being repurchased, plus accrued and unpaid interest thereon.

As of June 30, 2024, the amounts outstanding under the convertible notes, including accrued interest paid in-kind, was approximately $19.0 million.

At June 30, 2024, we had cash and cash equivalents of approximately $6.7 million, of which approximately $4.1 million was restricted cash in the form of a letter of credit that served as a security deposit under a sublease for office and laboratory space in Somerville, Massachusetts. As previously reported, on August 5, 2024, the sublessor drew down on the letter of credit for the full $4.1 million to cover the approximately $4.0 million of past due rent payments, plus interest and penalties, and on August 9, 2024, we and the sublessor entered into a sublease termination agreement pursuant to which the parties agreed to terminate the sublease effective August 31, 2024. As a result of the sublease termination, we expect to save approximately $58.5 million in base rental payments plus parking, operating expenses, taxes and utilities that we would have paid over the remaining lease term.

The bridge notes bear interest at 12% per annum, payable quarterly in arrears. At our election, we may pay accrued interest either in cash or in-kind by increasing the principal amount of the applicable notes. The bridge notes mature on September 24, 2025. Subject to approval by our stockholders of this proposal, as described above under the heading “Background—September 2024 Private Placement of Convertible Notes,” the bridge notes will convert into shares of our common stock or pre-funded warrants to purchase shares of our common stock.

As previously reported, on March 19, 2024, we received a notice from the Nasdaq Listing Qualifications Staff (“Staff”) stating that we were not in compliance with the Minimum Stockholders’ Equity Rule because we reported stockholders’ equity of less than $2.5 million as of December 31, 2023. The notice had no immediate effect on our Nasdaq listing. Also as previously reported, in May 2024, we submitted a plan to Nasdaq advising of actions we have taken or will take to regain compliance with the Minimum Stockholders’ Equity Rule. Nasdaq accepted our plan and granted us a 180-day extension, or through September 16, 2024, to regain compliance with the Minimum Stockholders’ Equity Rule. On September 17, 2024, also as previously reported, we received a notice from the Staff stating that the Staff has determined that we did not meet the terms of the extension to confirm or demonstrate compliance with the Minimum Stockholders’ Equity Rule by September 16, 2024, and, as a result, unless we request an appeal of such determination by September 24, 2024, trading of our common stock will be suspended at the opening of business on September 26, 2024, and a Form 25-NSE will be filed with the SEC, which will remove our securities from listing and registration on Nasdaq. We submitted a timely request for a hearing with the Nasdaq’s Hearings Panel to appeal the Staff’s determination. The request stays the suspension of trading of our common stock and the filing of the Form 25-NSE pending the Hearing Panel’s decision. The hearing is scheduled for November 12, 2024. The Hearings Panel typically issues its decision within 30 days of the hearing.

After giving effect to (i) the reclassification of the debt represented by the convertible notes to equity as a result of the exchange of the convertible notes under the Exchange Agreements, (ii) the receipt of net proceeds we expect to receive under the SPA and (iii) the reclassification of the debt represented by the bridge notes to equity as a result of the conversion of the bridge notes into shares of our common stock or pre-funded warrants to purchase shares of our common stock, and after taking into account the expected savings resulting from the termination of the sublease discussed above, our board of directors believes that we may be may able to demonstrate compliance with the Minimum Stockholders’ Equity Rule and, if we are able to demonstrate compliance with the Minimum Stockholders’ Equity Rule, we may be able to avoid a delisting of our common stock due to our non-compliance with the Minimum Stockholders’ Equity Rule. However, even if this proposal is approved by our stockholders, no assurances can be given that we will be able to demonstrate compliance with the Minimum Stockholders’ Equity Rule and avoid a delisting of our common stock.

Our board of directors also believes the net proceeds we will receive under the SPA and the reclassification of the debt represented by the convertible notes and the bridge notes to equity will improve our liquidity and enhance our ability to execute our business plan and pursue potential growth opportunities. In addition, our board of directors believes that the elimination of the overhang associated with the convertible notes and warrants may positively impact the liquidity and trading in our common stock.

Possible Effects if this Proposal Is Approved

If this proposal is approved by our stockholders, then, subject to the satisfaction of the other conditions to closing in the SPA and Exchange Agreement, including as described herein, we will be able to issue the Transaction Shares, which we would not be able to do if our stockholders do not approve this proposal.

As discussed above, subject to stockholder approval of this proposal and to the satisfaction or waiver of the other conditions to closing under the SPA and Exchange Agreements, we will issue an aggregate of 47.8 million Transaction Shares. The rights and privileges associated with all the Transaction Shares are identical to those associated with our issued and outstanding common stock, and will not include preemptive, conversion or other rights to subscribe for additional shares of our common stock.

The table below sets forth information regarding the expected beneficial ownership of our common stock by the holders of the convertible notes and warrants, the SPA Investors and the NPA Investors that are expected to be the beneficial owner of more than 5% of our outstanding common stock after giving effect to the issuance of the Transaction Shares based on the number of our shares of common stock outstanding as of September 20, 2024:

	As of September 20, 2024		After Giving Effect to the Issuance of the Transaction Shares
	Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned	Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Charles Cherington(1)*	1,212,752	19.99%	16,642,003	32.38%
George Denny(2)*	1,237,529	19.99%	4,999,616	9.73%
Freebird Partners LP*^	1,283,683	19.99%	5,136,557	9.99%
Nicholas J. Singer*^	600,480	9.99%	5,136,269	9.99%
John Halpern*^	550,282	9.99%	5,136,573	9.99%
IAF, LLC*	576,899	9.99%	2,679,214	5.21%

*	See the table in the section titled “Stock Ownership,” above, for information regarding the common shares beneficially owned and the percentage of common shares beneficially owned as of September 20, 2024.

^	The securities beneficially owned by this stockholder after giving effect to the issuance of the Transaction Shares include pre-funded warrants that include a 9.99% blocker. The number of common shares beneficially owned and the percentage of common shares beneficially owned after giving effect to the issuance of the Transaction Shares shown in the table gives effect to such blocker. Pursuant to the terms of the pre-funded warrants, the number of shares of common stock that may be acquired by the holder thereof upon exercise thereof is limited, to the extent necessary, to ensure that following such exercise, the number of shares of common stock then beneficially owned by the holder and any other persons or entities whose beneficial ownership of common stock would be attributed to the holder for purposes of Section 13(d) of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding. Upon delivery of a written notice to us, the holder may from time to time increase (with such increase not effective until the 61st day after delivery of such notice) or decrease the blocker to any other percentage not in excess of 9.99%.

(1)	The number of common shares beneficially owned after giving effect to the issuance of the Transaction Shares includes 14,057 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock (assuming a conversion rate of 5.0728 per share).

(2)	The number of common shares beneficially owned after giving effect to the issuance of the Transaction Shares includes 14,057 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock (assuming a conversion rate of 5.0728 per share).

The approval of this proposal by our stockholders, assuming the satisfaction of the other conditions to closing in the SPA and Exchange Agreement and the issuance of the Transaction Shares, will or could have the following effects:

●	Dilution. As illustrated above, the issuance of the Transaction Shares will substantially dilute the ownership percentage of our outstanding common stock by our stockholders and their percentage interest in the voting power, liquidation value and book value of our common stock. Moreover, the approval of this proposal would not limit our ability to issue additional shares of our common stock (or securities convertible into or exercisable or exchangeable for shares of our common stock) for capital-raising or other purposes in the future, subject to compliance with Nasdaq rules and other applicable laws or regulations. As a result, our stockholders could experience further dilution from such additional transactions we may pursue in the future.

●	Conversion Rate of Series A Preferred. The conversion rate of our Series A convertible preferred stock is expected to decrease from 8.3038 per share to 5.0728 per share. As a result, the holders of shares our Series A convertible preferred stock, if they determine to convert such shares into our common stock, would receive more shares of our common stock then they would have received if the Transaction Shares were not issued.

●	Loss of Potential Cash Proceeds from Exercise of Warrants. Under the terms of the warrants, if at the time of exercise of the warrant there is a prospectus covering the resale of the shares issuable upon exercise of the warrants by the holder (a “resale prospectus”), then the holder must pay the exercise price of the warrant in cash. If all warrants were exercised at times when a resale prospectus is available (which it currently is), we would receive approximately $28.5 million in proceeds therefrom. If the warrants are exchanged for shares of common stock under the Exchange Agreement, we will forego such potential proceeds.

●	Market Effects. The issuance of the Transaction Shares could affect trading patterns and adversely affect the market price of our common stock. Additionally, sales in the public market of the Transaction Shares, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and/or impair our ability to raise capital in future equity financings.

●	Concentration of Ownership and Influence. As illustrated above, following the issuance of the Transaction Shares, the ownership of the outstanding shares of our common stock will be further concentrated. Immediately following the issuance of the Transaction Shares, Mr. Cherington’s ownership of our common stock is expected to represent the largest ownership position in our Company. As a result, Mr. Cherington on his own, and the stockholders representing other large ownership positions in our Company, acting alone or together, could be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and mergers, acquisitions or other extraordinary transactions. Mr. Cherington and the other stockholders representing other large ownership positions in our Company may have interests that differ from ours or yours, and he or they may vote or otherwise act in ways with which you disagree and that may be adverse to your interests. In addition, the concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our Company, which could deprive our stockholders of an opportunity to receive a premium for their shares of common stock as part of a sale of our Company, or conversely, could facilitate a change of control at a time or under circumstances when you and other stockholders may prefer not to sell. Further, the concentration of ownership could adversely affect the prevailing market price for our common stock.

●	Section 382. As of December 31, 2023, we had federal and state net operating loss carryforwards (“NOL”) of approximately $48.4 million and $39.6 million, respectively. In general, under Section 382 of the Internal Revenue Code (“Section 382”), if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-ownership change NOLs and other pre-ownership change tax attributes to offset its post-ownership change income or taxes may be limited. The issuance of the Transaction Shares, alone or in combination with past issuances and transfers of shares of our common stock, may result in an ownership change within the meaning of Section 382, which would limit our ability to use our pre-ownership change NOLs and other tax attributes. Even if the issuance of the Transaction Shares does not result in an ownership change within the meaning of Section 382, future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382.

Possible Effects if this Proposal Is Not Approved

If this proposal is not approved by our stockholders, then we will not be able to issue any of the Transaction Shares and the convertible notes, warrants and bridge notes will continue to be outstanding and will be governed by their existing terms.

In such event, absent a viable alternative to regaining compliance with the Minimum Stockholders’ Equity Rule, we expect our common stock will be delisted in the near-term and would be quoted on an over-the-counter market. If this were to occur, then we could face significant material adverse consequences, including: a material reduction in the liquidity of our common stock and a corresponding material reduction in the trading price of our common stock; more limited market quotations for our securities; a determination that our common stock is a “penny stock” that requires brokers to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; more limited research coverage by stock analysts; loss of reputation; more difficult and more expensive equity financings in the future; the potential loss of confidence by investors; and fewer business development opportunities.

However, As stated above, even if this proposal is approved by our stockholders, no assurances can be given that we will be able to demonstrate compliance with the Minimum Stockholders’ Equity Rule and avoid a delisting of our common stock.

Interest of Certain Persons

None of our directors or executive officers have any substantial interest, directly or indirectly, in the issuance of the Transaction Shares except to the extent of their ownership of shares of our common stock. None of our officers or directors have any ownership, pecuniary or other interest in the transactions that may be affected by the SPA or Exchange Agreements, or in the bridge notes.

Holders of the convertible notes and warrants include Charles Cherington and Nicholas Singer (collectively, the “Former Directors”). Mr. Cherington served on our board of directors from March 2021 to July 6, 2023, and Mr. Singer served on our board of directors from March 25, 2021 to April 16, 2021 and from June 2022 to July 6, 2023.

The Former Directors also participated in the Note Private Placement on the same terms and subject to the same conditions as all other investors in the Note Private Placement. As holders of the convertible notes, warrants and bridge notes, and recipients of the Transaction Shares in respect thereof, each of the Former Directors has an interest in this proposal and the issuance of the Transaction Shares. If stockholder approval of this proposal is not obtained, none of the Former Directors would be issued any of the Transaction Shares and/or benefit therefrom.

Securities Law Matters

Neither this proposal nor any other disclosures contained in this proxy statement is either an offer to sell or a solicitation of an offer to buy any of our securities.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

WHERE TO GET ADDITIONAL INFORMATION

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, and proxy statements and other information we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website at website at https://investor.eternatx.com/financials/sec-filings as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including our company.

ANNUAL REPORT

Any person who was a beneficial owner of our common stock on the record date for the meeting may request a copy of our annual report on Form 10-K, including the financial statements and the financial statement schedules, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as our stockholder on such record date. Requests should be directed to Eterna Therapeutics Inc., Attention: Secretary, 1035 Cambridge Street, Suite 18A, Cambridge, Massachusetts 02141.

OTHER BUSINESS

As of the time of preparation of this proxy statement, we do not know of any matter to be acted upon at the meeting other than the matters described in this proxy statement. If any other matter properly comes before the meeting, however, the proxy holders will vote the proxies thereon in accordance with the recommendation of our board of directors.

THIS PROXY STATEMENT IS DATED [●], 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. You should rely only on the information provided in this proxy statement. We have not authorized any person to provide information other than that provided herein.

ETERNA THERAPEUTICS, INC.
10531 4S COMMONS DR.
SUITE 166-550
SAN DIEGO, CA 92127

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NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
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THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Withhold
1a. James Bristol	☐	☐
1b. Dorothy Clarke	☐	☐
1c. Peter Cicala	☐	☐
1d. Sanjeev Luther	☐	☐
1e. William Wexler	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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0000651911_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

ETERNA THERAPEUTICS, INC.
Annual Meeting of Stockholders
October 29, 2024 9:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Sanjeev Luther and Sandra Gurrola, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of Eterna Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on October 29, 2024, at the virtual-only meeting at **www.virtualshareholdermeeting.com/ERNA2024**, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000651911_2 R1.0.0.6

Continued and to be signed on reverse side